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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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OSI Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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12525 Chadron Avenue
Hawthorne, California 90250

October 19, 2018

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of OSI Systems, Inc., which will be held at 10:00 a.m., Pacific Time, on December 10, 2018, at the Company's offices at 12525 Chadron Avenue, Hawthorne, California. All holders of OSI Systems, Inc. common stock as of the close of business on October 17, 2018 are entitled to vote at the Annual Meeting.

        Please refer to our Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card. Each describes the actions expected to be taken at the Annual Meeting. The Proxy Statement describes the items in detail and also provides information about our Board of Directors and executive officers. Please also refer to our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, which I encourage you to read. It includes our audited, consolidated financial statements and information about our operations, markets and products.

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. Your vote will ensure your representation at the Annual Meeting if you cannot attend in person.

        You may vote by Internet, telephone or by sending in your Proxy Card. In addition, you may also choose to vote in person at the Annual Meeting.

        Thank you for your ongoing support and continued interest in OSI Systems, Inc.

Sincerely,

Victor S. Sze Secretary

12525 Chadron Avenue
Hawthorne, California 90250

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	10:00 a.m., Pacific Time, on Monday, December 10, 2018
Location:	The Company's offices, 12525 Chadron Avenue, Hawthorne, California 90250
Proposals:	1.	To elect seven directors to hold office for a one-year term and until their respective successors are elected and qualified;
	2.	To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2019;
	3.	To conduct an advisory vote on the Company's executive compensation for the fiscal year ended June 30, 2018, as described in the accompanying Proxy Statement; and
	4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Record Date:

The Board of Directors has fixed the close of business on October 17, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and all adjourned meetings thereof.

Voting:

Whether or not you plan to attend the Annual Meeting, it is important that you vote your shares. You may vote by signing and returning the enclosed Proxy Card, via the Internet, by telephone or by written ballot at the Annual Meeting, as more fully described in the Proxy Statement. Any of these methods will ensure representation of your shares at the Annual Meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on December 10, 2018: This Proxy Notice, the accompanying Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2018 are available at http://www.proxyvote.com.

OSI SYSTEMS, INC.
12525 Chadron Avenue
Hawthorne, California 90250

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of OSI Systems, Inc. (the "Company") for use at our Annual Meeting of Stockholders ("Annual Meeting"), to be held at 10:00 a.m., Pacific Time on December 10, 2018, at our offices at 12525 Chadron Avenue, Hawthorne, California 90250, and at any adjournment thereof.

        We are making our proxy materials, which include the Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and our most recent Annual Report on Form 10-K ("Proxy Materials"), available to our stockholders via the Internet, although registered stockholders and those stockholders who have previously requested to receive printed copies instead will receive their Proxy Materials in the mail. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed on or about October 25, 2018.

        Stockholders of record as of the close of business on October 17, 2018 will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions about how to access the Proxy Materials and vote via the Internet without attending the Annual Meeting. If you receive a Notice of Internet Availability of Proxy Materials but would instead prefer to receive a printed copy of the Proxy Materials rather than downloading them from the Internet, you may do so by following the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        If you are a stockholder that receives a printed copy of the Proxy Materials by mail, you may view the Proxy Materials on the Internet at http://www.proxyvote.com. However, in order to direct your vote without attending the Annual Meeting you must complete and mail the Proxy Card or voting instruction card enclosed (postage pre-paid return envelope also enclosed) or, if indicated on the Proxy Card that you receive, by telephone or Internet voting. Please refer to the Proxy Card that you receive for instructions.

        When a proxy is properly submitted, the shares it represents will be voted in accordance with any directions noted thereon. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by written notice to the Secretary of the Company by issuance of a subsequent proxy as more fully described on the Proxy Card. In addition, a stockholder attending the Annual Meeting may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the Annual Meeting will not of itself revoke the proxy.

        At the close of business on October 17, 2018, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, we had issued and outstanding 18,153,122 shares of common stock, $0.001 par value ("Common Stock"). A majority of the shares issued and outstanding on the record date, present in person at the Annual Meeting or represented at the Annual Meeting by proxy, will constitute a quorum for the transaction of business. Shares that are voted with respect to any proposal are treated as being present at the Annual Meeting for purposes of establishing a quorum. Each share of Common Stock entitles the holder of record thereof to one vote on any matter coming before the Annual Meeting.

        A Proxy Card, when properly submitted via the Internet, telephone or mail, also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Annual Meeting of Stockholders and with respect to other matters which may be properly brought before the

Annual Meeting. At the time of printing this Proxy Statement, our management was not aware of any other matters to be presented for action at the Annual Meeting. If, however, other matters which are not now known to management should properly come before the Annual Meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders.

        Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Annual Meeting for the purposes of determining a quorum. "Broker non-votes" means shares held of record by a broker that are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

        Proposal One.    In accordance with our Bylaws, directors are elected by a plurality of the votes cast, and the nominees who receive the most votes will be elected. Proposal One is considered a "non routine" matter and, accordingly, brokerage firms and nominees do not have the authority to vote their clients' unvoted shares on Proposal One or to vote their clients' shares if the clients have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal One. Votes marked "withhold" will not affect the outcome of the election of directors.

        Proposal Two.    In accordance with our Bylaws, to be approved, the ratification of Moss Adams LLP as our independent registered accounting firm must receive the affirmative vote of the majority of the shares of Common Stock present in person or by proxy and cast at the Annual Meeting. Proposal Two is considered a "routine" matter and, accordingly, brokerage firms and nominees have the authority to vote their clients' unvoted shares on Proposal Two as well as to vote their clients' shares if the clients have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal Two.

        Proposal Three.    In accordance with our Bylaws, to be approved, the proposal regarding our executive compensation for the fiscal year ended June 30, 2018 must receive the affirmative vote of the majority of the shares of Common Stock present in person or by proxy and cast at the Annual Meeting. Proposal Three is considered a "non-routine" matter and, accordingly, brokerage firms and nominees do not have the authority to vote their clients' unvoted shares on Proposal Three or to vote their clients' shares if the clients have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal Three. The vote on Proposal Three is advisory and therefore not binding on the Company, the Compensation and Benefits Committee (the "Compensation Committee") or the Board. Although non-binding, the Board values the opinions that our stockholders express in their votes, and the votes will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

        All stockholders entitled to vote at the Annual Meeting will receive either the Notice of Internet Availability of Proxy Materials or a printed copy of the Proxy Materials. We will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, posting on the Internet and mailing the Notice of Internet Availability of Proxy Materials and the Proxy Materials. Proxies may be solicited personally, by mail, by e-mail, over the Internet, or by telephone, by directors, officers and regular employees of the Company who will not be additionally compensated therefore.

        The matters to be considered and acted upon at the Annual Meeting are more fully discussed below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on December 10, 2018:    The Proxy Notice, this Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2018 are available at http://www.proxyvote.com.

 ELECTION OF DIRECTORS
(Proposal No. 1 of the Proxy Card)

Nominees

        Our Board consists of seven members. At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms expire on the annual meeting date.

        The seven candidates nominated for election as directors at the Annual Meeting are Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin, William F. Ballhaus, James B. Hawkins, and Gerald Chizever. All of our director nominees are currently directors of the Company and were previously elected to serve on the Board by our stockholders.

        The enclosed Proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until our next annual meeting of stockholders, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board may designate.

        If a quorum is present and voting, the seven nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority (broker non-votes) will be counted as present only for purposes of determining if a quorum is present.

        The current directors and nominees for election as directors at this meeting are as follows:

Name	Age	Position	Director Since
Deepak Chopra	67	Chairman of the Board, Chief Executive Officer and President	1987
Ajay Mehra	56	Director, Executive Vice President and President of OSI Solutions Business	1996
Steven C. Good(1)(2)(4)	76	Director	1987
Meyer Luskin(1)(2)(4)	93	Director	1990
William F. Ballhaus(1)(2)(3)(4)(5)	73	Director	2010
James B. Hawkins(1)(3)(5)	62	Director	2015
Gerald Chizever(4)(5)	74	Director	2016

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Nominating and Governance Committee

(4)
Member of Risk Management Committee

(5)
Member of the Technology Committee

Business Experience

        Deepak Chopra is our founder and has served as President, Chief Executive Officer and has been a member of our Board since our inception in May 1987. He has served as our Chairman of the Board since February 1992. Mr. Chopra also serves as the Chief Executive Officer of several of our major subsidiaries. From 1976 to 1979 and from 1980 to 1987, Mr. Chopra held various positions with ILC, a publicly-held manufacturer of lighting products, including serving as Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer of its United Detector Technology division. In 1990, we acquired certain assets of ILC's United Detector Technology division. Mr. Chopra has also held various positions with Intel Corporation, TRW Semiconductors and RCA Semiconductors. Mr. Chopra holds a Bachelor of Science degree in Electronics from Punjab Engineering College in Chandigarh, Punjab, India and a Master of Science degree in Semiconductor Electronics from the University of Massachusetts, Amherst. Mr. Chopra was selected to serve as a director because of his expertise in the field of electrical engineering as well as his long-standing experience in successfully managing our Company.

        Ajay Mehra has been a member of our Board since March 1996. Mr. Mehra is Executive Vice President of the Company and President of OSI Solutions Business. Mr. Mehra joined the Company as Controller in 1989 and served as Vice President and Chief Financial Officer from November 1992 until November 2002, when he was named our Executive Vice President. Prior to joining the Company, Mr. Mehra held various financial positions with Thermador/Waste King, a household appliance company, Presto Food Products, Inc. and United Detector Technology. Mr. Mehra holds a Bachelor of Arts degree from the School of Business of the University of Massachusetts, Amherst and a Master of Business Administration degree from Pepperdine University. Mr. Mehra was selected to serve as a director because of his financial management experience and management experience within our Company.

        Steven C. Good has been a member of our Board since September 1987. He has been a consultant for the accounting firm of Cohn Reznick LLP since February 2010. Mr. Good founded the accounting firm of Good, Swartz, Brown & Berns (predecessor of Cohn Reznick LLP) in 1976 and served as an active partner until February 2010. He has been active in consulting and advisory services for businesses in various sectors, including the manufacturing, garment, medical services and real estate development industries. Mr. Good founded California United Bancorp in 1982 and served as its Chairman through 1993. From 1997 until the company was sold in 2006, Mr. Good served as a Director of Arden Realty Group, Inc., a publicly-held real estate investment trust listed on the New York Stock Exchange. Mr. Good formerly served as a director of Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, each of which is listed on the New York Stock Exchange. Mr. Good currently serves as a director of Rexford Industrial Realty, Inc., a publicly-held real estate investment trust listed on the New York Stock Exchange. He also formerly served as a director of California Pizza Kitchen, Inc. from 2005 to 2008, Youbet.com from 2006 to 2008, and the Walking Company Holdings, Inc. from 1997 to 2009. Mr. Good has extensive risk management experience gained through the various executive and board positions that he has held. Mr. Good holds a Bachelor of Science degree in Business Administration from the University of California, Los Angeles and attended its Graduate School of Business. Mr. Good was selected to serve as a director because of his audit, finance and accounting expertise.

        Meyer Luskin has served as a Director of the Company since February 1990. Since 1958, Mr. Luskin has served as a Director of Scope Industries, which is engaged principally in the business of recycling and processing food waste products into animal feed and has also served as its President, Chief Executive Officer and Chairman since 1961. He currently serves as a Director on the Advisory Board of the UCLA Luskin School of Public Affairs. Mr. Luskin was formerly Chairman of the Board of the Santa Monica – UCLA Medical Center and Orthopaedic Hospital, Chairman of the Board of the Orthopaedic Institute for Children (previously known as the Los Angeles Orthopaedic Hospital), a Director of the UCLA Foundation, and a Director of the Alliance for College-Ready Public Schools. Mr. Luskin also served as a Director of Myricom, Inc., a computer and network infrastructure company. Mr. Luskin has extensive risk management experience gained through the various executive and board positions that he has held. Mr. Luskin holds a Bachelor of Arts degree from the University of California, Los Angeles and a Masters in Business Administration from Stanford University.

        William F. Ballhaus, Jr. has been a member of our Board since May 2010. From 2000 to 2007, Dr. Ballhaus, now retired, served as President and then also as Chief Executive Officer of Aerospace Corporation, an organization dedicated to the application of science and technology to the solution of critical issues in the nation's space program. Between 1990 and 2000, Dr. Ballhaus' career included positions within the aerospace industry, including Corporate Vice President, Engineering and Technology

for Lockheed Martin Corporation and President, Aero and Naval Systems and President, Civil Space & Communications, both for Martin Marietta. Between 1971 and 1989, Dr. Ballhaus worked for the National Aeronautics and Space Administration (NASA), including as Director of its Ames Research Center. Dr. Ballhaus currently is Chairman of the Board of Trustees of the University Space Research Association. Dr. Ballhaus has extensive risk management experience gained through the various executive and board positions that he has held. Dr. Ballhaus, who has published more than 40 papers on computational aerodynamics, obtained a Ph.D. in Engineering in 1971 and a BS and MS in Mechanical Engineering in 1967 and 1968, all from the University of California at Berkeley. Dr. Ballhaus was selected to serve as a director because of his experience in managing providers of technology and technical services to government agencies.

        James B. Hawkins has been a member of our Board since December 2015. From 2004 through July 2018, Mr. Hawkins was the President, Chief Executive Officer and member of the Board of Directors of Natus Medical Incorporated, a leading manufacturer of medical devices and software and a service provider for the newborn care, neurology, sleep, hearing and balance markets. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer, and a director of Invivo Corporation, a provider of MRI-safe patient monitoring. Mr. Hawkins currently serves as a director of El Dorado Resorts Inc. Mr. Hawkins has extensive risk management experience gained through the various executive and board positions that he has held. He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University. Mr. Hawkins was selected to serve as a director because of his direct management experience in the medical device area.

        Gerald Chizever has been a member of our Board since October 2016. Mr. Chizever has been a partner at the law firm of Loeb & Loeb LLP since 2004. Mr. Chizever's practice includes mergers and acquisitions, corporate finance, public and private securities offerings, general corporate representation and strategic alliances. Mr. Chizever serves as general corporate counsel for public and private companies, advising them in all matters, including business transactions, corporate governance and compliance with governmental regulations. He holds a B.B.A. degree in Accounting and a Juris Doctorate from George Washington University. Mr. Chizever was selected to serve as a director because of his corporate governance and compliance experience, including his experience in highly-regulated industries.

Relationships Among Directors or Executive Officers

        There are no arrangements or understandings known to us between any of the directors or nominees for director and any other person pursuant to which any such person was or is to be elected a director.

        Ajay Mehra is the first cousin of Deepak Chopra. Other than this relationship, there are no family relationships among our directors or Named Executive Officers (as defined in "Compensation of Executive Officers and Directors – Summary Compensation Table").

Board Role in Risk Oversight

        Our Board is responsible for our risk oversight. Risks we face include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, safety, employment, political, and other risks. Risks are reported to our Board through our executive officers, who are responsible for the identification, assessment, and management of our risks. Our Board regularly discusses the risks reported by our executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

        To optimize its risk oversight capabilities and efficiently oversee our risks, the Board delegates to its committees oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of major financial risks, including risks related to accounting, auditing, financial reporting, and maintaining effective internal control over financial reporting. The Risk Management Committee oversees management of key enterprise risks, including strategic, operational, legal, regulatory, and compliance. The Nominating and Governance Committee oversees risks related to the effectiveness of the Board. The Compensation Committee oversees risks related to our executive compensation policies and practices. The Technology Committee oversees risks related to technology matters.

Board Leadership Structure and Lead Independent Director

        Our Chairman of the Board is our Chief Executive Officer. We believe that currently combining the positions of Chief Executive Officer and Chairman serves as an effective link between management's role of identifying, assessing and managing risks and the Board's role of risk oversight. Mr. Chopra possesses in-depth knowledge of the issues, opportunities and challenges we face and is thus well positioned to develop agendas and highlight issues that ensure that the Board's time and attention are focused on the most critical matters. In addition, our Board has determined that this leadership structure is optimal because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and Chief Executive Officer also enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, and other companies with which we do business. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, separation of these offices would serve our best interests and the best interests of our stockholders.

        The combined Chairman of the Board and Chief Executive Officer position is balanced by the number of independent directors serving on our Board, our independent committees and our lead independent director. Meyer Luskin is currently our lead independent director and brings to this role considerable skills and experience as described above in "Election of Directors." The role of lead independent director is designed to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among our independent directors.

Board Meetings, Independence and Committees of the Board

        There were 12 meetings of the Board and the Board acted pursuant to unanimous written consent on two additional occasions during the fiscal year ended June 30, 2018. During fiscal 2018, the Board had a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Risk Management Committee, and Technology Committee. The members of each committee are appointed by the majority vote of the Board. All persons serving as a director during the fiscal year ended June 30, 2018 attended more than 75% of the aggregate number of meetings held by the Board and all committees on which such director served.

        The Board has determined that each of the nominees for director, except Mr. Chopra and Mr. Mehra, is independent within the meaning of the director independence standards of The NASDAQ Stock Market (the "Listing Standards"), as currently in effect. Furthermore, the Board has determined that each of the members of each of the committees of the Board is independent within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") and the Listing Standards, as applicable and currently in effect.

  Audit Committee

        We have a separately designated, standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee makes recommendations for selection of our independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and any non-audit fees, and reviews our financial statements and the adequacy of our internal accounting controls and financial management practices. All members of the Audit Committee are independent, as independence for audit committee members is defined in Rule 10A-3(b)(1) under the Exchange Act and the Listing Standards applicable to our Company.

        The Audit Committee currently consists of four independent directors – Messrs. Good, Luskin and Hawkins and Dr. Ballhaus. The Board has determined that, based upon his work experience, Mr. Good qualifies as an "Audit Committee Financial Expert" as this term has been defined under the rules and regulations of the SEC. Information regarding Mr. Good's work experience is set forth above under "Election of Directors." To date, no determination has been made as to whether the other members of the Audit Committee also qualify as Audit Committee Financial Experts.

        There were four meetings of the Audit Committee during the fiscal year ended June 30, 2018. See "Report of Audit Committee." The Audit Committee acts pursuant to a written charter adopted by the Board, a copy of which is available under the Investor Relations section of our website – http://www.osi-systems.com.

  Risk Management Committee

        The Risk Management Committee is responsible for overseeing and monitoring our key enterprise risks, including strategic, operational, legal, regulatory, compliance, security, and reputational risks. The Risk Management Committee has responsibility for reviewing our compliance program and our major legal compliance risk exposures, monitoring our code of ethics, reviewing our risk management reviews and assessments, and regularly assessing the continuing appropriateness of a succession plan for our Chief Executive Officer and other executive officers. The Risk Management Committee currently consists of four independent directors – Messrs. Chizever, Good, and Luskin and Dr. Ballhaus. There were three meetings of the Risk Management Committee during the fiscal year ended June 30, 2018.

        The Risk Management Committee acts pursuant to a written charter adopted by the Board, a copy of which is available under the Investor Relations section of our website – http://www.osi-systems.com.

  Compensation Committee

        The Compensation Committee is responsible for determining compensation and benefits for our executive officers, reviewing and approving executive compensation policies and practices, and providing advice and input to the Board in the administration of our equity compensation and benefits plans. The Compensation Committee engages and consults with independent compensation consultants in the performance of its duties. The Compensation Committee currently consists of three independent directors – Messrs. Luskin and Good and Dr. Ballhaus. There were 13 meetings of the Compensation Committee during the fiscal year ended June 30, 2018. See "Compensation Committee Report."

        The Compensation Committee acts pursuant to a written charter adopted by the Board, a copy of which is available under the Investor Relations section of our website – http://www.osi-systems.com.

  Nominating and Governance Committee

        The Nominating and Governance Committee is responsible for evaluating nominations for new members of the Board. The Nominating and Governance Committee currently consists of two independent directors – Dr. Ballhaus and Mr. Hawkins. There was one meeting of the Nominating and Governance Committee during the fiscal year ended June 30, 2018.

        The Nominating and Governance Committee will consider director candidates based upon their business and financial experience, personal characteristics, expertise that is complementary to the background and experience of other Board members, willingness to devote the required amount of time to carrying out the duties and responsibilities of membership on the Board, willingness to objectively appraise management performance, and any such other qualifications the Nominating and Governance Committee deems necessary to ascertain the candidate's ability to serve on the Board.

        The Nominating and Governance Committee has sought to identify director nominees that have diverse professional and educational backgrounds that are believed to complement the skills offered by existing Board members. The Nominating and Governance Committee acts pursuant to a written charter adopted by the Board, a copy of which is available under the Investor Relations section of our website – http://www.osi-systems.com.

  Technology Committee

        The Technology Committee is responsible for evaluating and making recommendations to the Board regarding all technology-based matters. The Technology Committee currently consists of three independent directors – Dr. Ballhaus and Messrs. Hawkins and Chizever. There was one meeting of the Technology Committee during the fiscal year ended June 30, 2018.

        The Technology Committee acts pursuant to a written charter adopted by the Board, a copy of which is available under the Investor Relations section of our website – http://www.osi-systems.com.

  Director Nomination Process

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to submit names of candidates for election to the Board must do so in writing. The recommendation should be sent to the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250. Our Secretary will, in turn, forward the recommendation to the Nominating and Governance Committee. The recommendation should include the following information:

  •
  A statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee;

  •
  The name and contact information for the candidate;

  •
  A statement of the candidate's occupation and background, including education and business experience;

  •
  Information regarding each of the factors listed above, sufficient to enable the Nominating and Governance Committee to evaluate the candidate;

  •
  A statement detailing (i) any relationship or understanding between the candidate and our Company, or any customer, supplier, competitor, or affiliate of ours, and (ii) any relationship or understanding between the candidate and the stockholder proposing the candidate for consideration, or any affiliate of such stockholder; and

  •
  A statement that the candidate is willing to be considered for nomination by the Nominating and Governance Committee and willing to serve as a director if nominated and elected.

        Stockholders must also comply with all requirements of our Bylaws, a copy of which is available from our Secretary upon written request, with respect to nomination of persons for election to the Board. We may also require any proposed nominee to furnish such other information as we or the Nominating and Governance Committee may reasonably require to determine the eligibility of the nominee to serve as a director. In performing its evaluation and review, the Nominating and Governance Committee generally does not differentiate between candidates proposed by stockholders and other proposed nominees, except that the Nominating and Governance Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

        There are no stockholder nominations for election to our Board to be voted on at this year's Annual Meeting. Stockholders wishing to submit nominations for next year's annual meeting of stockholders must notify us of their intent to do so on or before the date on which nominations must be received by us in accordance with our Bylaws and the rules and regulations of the SEC. For details see "Stockholder Proposals."

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is currently composed of three non-employee directors – Messrs. Luskin and Good and Dr. Ballhaus. None of our executive officers has served during the fiscal year ended June 30, 2018 or subsequently as a member of the board of directors or compensation committee of any entity which has one or more executive officers who serve on our Board or the Compensation Committee. During the fiscal year ended June 30, 2018, no member of our Compensation Committee had any relationship or transaction with our Company required to be disclosed pursuant to Item 404 of Regulation S-K.

        The Board recommends that you vote "FOR" the election of each of Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin, William F. Ballhaus, Jr., James B. Hawkins, and Gerald Chizever as our directors. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, for each of the above-named nominees. The election of directors requires a plurality of the votes cast at the Annual Meeting.

 RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2 of the Proxy Card)

        The Audit Committee has selected Moss Adams LLP ("Moss Adams") as our independent registered public accountants for the year ending June 30, 2019 and has further directed that management submit the selection of independent registered public accountants for ratification by our stockholders at the Annual Meeting. Moss Adams has no financial interest in the Company, and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

        In the event that our stockholders fail to ratify the selection of Moss Adams, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in our and our stockholders' best interests.

        Representatives of Moss Adams are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

        The Board recommends a vote "FOR" the ratification of Moss Adams as our independent registered public accountants for the fiscal year ending June 30, 2019. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and cast at the Annual Meeting.

ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION
FOR THE FISCAL YEAR ENDED JUNE 30, 2018
(Proposal No. 3 of the Proxy Card)

Background

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd Frank Act") enables our stockholders to vote to approve, on an advisory, non-binding basis, our executive compensation for the fiscal year ended June 30, 2018 as disclosed in the Proxy Statement in accordance with the SEC's rules, including Section 14A of the Exchange Act ("Say-on-Pay"). We currently conduct this advisory vote on an annual basis, and the next advisory vote is expected to be conducted at our 2019 Annual Meeting of Stockholders.

Summary

        Our Board is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public. We are asking our stockholders to provide advisory approval of our executive compensation as such compensation is described in the "Compensation Discussion and Analysis" section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Proxy Statement. We recognize and value the critical role that executive leadership plays in our performance. Our executive compensation philosophy is intended to ensure that executive compensation is aligned with our short- and long-term business strategy, objectives, and stockholder interests. Our executive compensation is designed to attract, motivate, and retain highly qualified executives. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the short- and long-term interests of our stockholders.

        We urge you to review the "Compensation Discussion and Analysis" section of the Proxy Statement and executive-related compensation tables for more information.

Emphasis on Pay-For-Performance Principles

        We believe that executive compensation should be tied to our performance on both a short-term and long-term basis. We believe that our continued success is closely tied to the performance of our executive officers and have designed our compensation practices in order to reward the executives for their contributions to our overall success.

Alignment with Stockholders' Interests

        We grant annual incentives based in part on each executive's contribution to enhancing our short- and long-term profitable growth. We also grant long-term equity-based incentives as a substantial component of the compensation program to reward long-term performance and further align the interests of management with those of our stockholders. In recent years, we have generally used restricted stock units as our equity incentive vehicle as these awards enable the executives to establish a meaningful equity stake in our Company while allowing them to participate in future value creation through appreciation of the shares. These awards tie the executives' interests to those of long-term stockholders and serve to motivate the executives to lead us to achieve long-term financial goals that are expected to lead to increased stockholder value. In addition to linking compensation value to stockholder value, these awards generally have vesting conditions, which creates a strong retention incentive and helps ensure the continuity of our operations. For fiscal year 2018, 100% of the long-term equity incentives granted to our corporate Named Executive Officers (our CEO, CFO, and General Counsel) and a significant portion of our equity incentives granted to our divisional Named Executive Officers consisted of restricted stock units subject to performance vesting based on growth of adjusted EBITDA per share.

Long-Term Performance

        In order to promote our philosophy of pay-for-performance and furthering our objective of aligning the interests of management with those of our stockholders, we have established performance programs for certain of our executive officers. These programs focus on the achievement of our long-term financial goals and factors that create long-term stockholder value. By establishing performance targets tied to key corporate financial metrics, we are incentivizing our officers to achieve our long-term corporate objectives and ultimately increase stockholder value.

Highlights of 2018 Executive Compensation Program

        The Board believes our executive compensation program is designed appropriately and that a vote in favor of the proposal is warranted, including for these reasons: (1) 100% of corporate Named Executive Officer equity awards for fiscal 2018 were performance-based and tied to measurable pre-established targets; (2) we are committed to having strong governance standards and continue to take steps to further this commitment; and (3) we value the opinions and feedback we receive from, and we continue to engage with, our stockholders, and our executive compensation program directly reflects our stockholders' input.

        1.     100% Performance-Based Equity Awards for Corporate Named Executive Officers: Equity awards granted to our CEO, CFO, and General Counsel are 100% performance-based and tied to measurable pre-established adjusted EBITDA per share goals.

        100% of the equity grants made to our corporate Named Executive Officers and a significant portion of the equity grants made to our divisional Named Executive Officers during fiscal 2018 were performance-based and tied to pre-established adjusted EBITDA per share targets which require significant annual growth. 40% of the maximum number of shares that can be earned under each Named Executive Officer's 2018 award has a three-year performance component which vests or is forfeited following the end of the three-year performance cycle, subject to the achievement of the adjusted EBITDA per share growth target for fiscal 2020. If at least 85% of this three-year adjusted EBITDA per share target is not attained, then these shares are forfeited. The remaining 60% of the maximum number of shares that can be earned under each executive's 2018 award may vest up to 20% per year over the three-year period if annual adjusted EBITDA per share growth targets are exceeded for fiscal years 2018, 2019 and 2020, respectively.

        We believe that the performance targets underlying our long-term equity incentive program are rigorous, and we have not disclosed current targets because their disclosure would allow our competitors to determine the EBITDA and pricing related to key programs, which would be competitively harmful to us.

        The adjusted EBITDA per share target for the three-year performance cycle ended in fiscal 2018 was $6.00 and was achieved at 171% of target. As a result the 60,000 shares granted to our CEO in fiscal 2016 were vested. In addition, our CEO earned 92,015 shares, consisting of 26,480 vested shares earned pursuant to the fiscal 2018 grant, 35,535 vested shares earned pursuant to the fiscal 2017 grant and 30,000 vested shares earned pursuant to the fiscal 2016 grant.

        2.     Corporate Governance and Best Practices: We are committed to having strong governance standards with respect to our compensation programs, procedures, and practices.

        We have taken the following actions to enhance our corporate governance and executive compensation policies:

  •
  Appointed a lead independent director to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among our independent directors.

  •
  Prohibited all hedging and pledging of our stock by executive officers and directors. As of the date of the Proxy Statement, no shares of our stock are pledged by any Named Executive Officer or director.

  •
  Adopted a robust clawback policy that provides that if an accounting restatement is required due to material non-compliance with any accounting requirements, then we will seek to recover any excess in the incentive compensation earned by all of our executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, over the prior three years over what they would have earned if there had not been a material restatement of the financial statements. We have also included clawback provisions in each Named Executive Officer's employment agreement.

  •
  Established rigorous Company stock ownership guidelines requiring each executive officer to own Company stock valued at least at five times his annual base salary. These guidelines align the executives' long-term interests with those of our stockholders. In addition, prior to attaining the 5X share ownership guideline, each executive is required to retain at least 50% of the shares acquired upon exercise of options or vesting of restricted stock or unit awards, net of amounts required to pay taxes and exercise price.

        3.     Communications with Stockholders: We maintain open lines of communication with our stockholders. Based on feedback we received from stockholders about our compensation programs, we revised our annual cash incentive program to directly address stockholder input.

        Our Compensation Committee takes very seriously stockholder feedback with respect to executive compensation. We previously conducted a robust stockholder outreach and continue to have open lines of communications with our stockholders, and our senior management routinely interacts with our stockholders on a variety of matters, including our executive compensation programs and practices.

        In response to the specific stockholder feedback we received, our Compensation Committee revised our annual cash executive officer incentive program to be performance-based and formulaically tied to measurable thresholds, targets, and maximums. At our 2017 annual meeting, approximately 98% of the votes cast on the advisory vote on the compensation of our Named Executive Officers were in favor of our executive compensation. Considering this overwhelming majority in favor, our Compensation Committee determined to continue to apply the same approach with respect to compensation policies and decisions for fiscal 2018.

        Our Board believes that the information above as well as that provided in the section entitled "Compensation of Executive Officers and Directors" contained in the Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with the stockholders' interests and support long-term value creation. The following resolution will be submitted for a stockholder vote at the Annual Meeting:

        "RESOLVED, that the stockholders of OSI Systems, Inc. approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K of the SEC, including in the section entitled "Compensation Discussion and Analysis," the accompanying compensation tables, and the related narrative disclosure contained in the Proxy Statement."

        The Board recommends that you vote "FOR" the approval of our executive compensation for the fiscal year ended June 30, 2018. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be approved on an advisory basis, this proposal must be approved by the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and cast at the Annual Meeting.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

        Our executive officers are as follows:

Name	Age	Position
Deepak Chopra*	67	Chairman of the Board of Directors, Chief Executive Officer and President
Alan Edrick*	50	Executive Vice President and Chief Financial Officer
Ajay Mehra*	56	Director, Executive Vice President and President of OSI Solutions Business
Victor Sze*	51	Executive Vice President and General Counsel
Mal Maginnis*	59	President of Rapiscan Systems, Inc.
James Green	60	President of Healthcare Division
Manoocher Mansouri	62	President of Optoelectronics and Manufacturing Division
Shawn Thompson	55	President of OSI Electronics, Inc.

*
Denotes our Named Executive Officers for fiscal 2018.

        The following section sets forth certain background information regarding those persons currently serving as our executive officers, excluding Deepak Chopra and Ajay Mehra, who are described above under "Election of Directors":

          Alan Edrick is our Executive Vice President and Chief Financial Officer. Mr. Edrick joined the Company as Executive Vice President and Chief Financial Officer in September 2006. Mr. Edrick has more than two decades of financial management and public accounting experience, including mergers and acquisitions, capital markets, financial planning and analysis and regulatory compliance. Between 2004 and 2006, Mr. Edrick served as Executive Vice President and Chief Financial Officer of BioSource International, Inc., a biotechnology company, until its sale to Invitrogen Corporation. Between 1998 and 2004, Mr. Edrick served as Senior Vice President and Chief Financial Officer of North American Scientific, Inc., a medical device and specialty pharmaceutical company. Between 1989 and 1998, Mr. Edrick was employed by Price Waterhouse LLP in various positions including Senior Manager, Capital Markets. Mr. Edrick received his Bachelor of Arts degree from the University of California, Los Angeles and a Master of Business Administration degree from the Anderson School at the University of California, Los Angeles.

          Victor S. Sze is our Executive Vice President and General Counsel. Mr. Sze joined the Company as Vice President of Corporate Affairs and General Counsel in March 2002. In November 2002, Mr. Sze was appointed Secretary. In September 2004, Mr. Sze was appointed Executive Vice President. From 1999 through November 2001, Mr. Sze served as in-house counsel to Interplay Entertainment Corp., a developer and worldwide publisher of interactive entertainment software, holding the title of Director of Corporate Affairs. Prior to joining Interplay Entertainment Corp., Mr. Sze practiced law with the firm of Wolf, Rifkin & Shapiro in Los Angeles. Mr. Sze holds a Bachelor of Arts degree in Economics from the University of California, Los Angeles and a Juris Doctorate from Loyola Law School.

          Mal Maginnis is President of our Rapiscan Systems, Inc. subsidiary. Mr. Maginnis joined the Company in July 2017. He has more than 35 years in the defense, security, safety and technology industries, and is an experienced senior executive of technology-based businesses. Prior to joining the Company, Mr. Maginnis was the head of a technology development company based in Singapore and one of the owners of an Australian detection company based in Sydney. In addition, he was President of Smiths Detection from 2011-2014 based in London. He held a series of senior positions at Smiths Detection including President, Head of Technology, Programs and Products and was the head of the largest business unit managing the global military and emergency responder business. Mr. Maginnis holds a Bachelor of Arts (Hons) degree in history and government from the Faculty of Military Studies University of New South Wales, and Graduate, UK Command Staff College.

          James Green is President of our Healthcare division. Mr. Green joined the Company in April 2018. He is a seasoned senior executive with over 30 years of experience in healthcare, most recently serving as President and Chief Executive Officer of Analogic Corporation, an advanced medical and security imaging company, from 2007 to 2016. Mr. Green has also held senior leadership positions at Quest Diagnostics Corporation, Koninklijke Philips Electronics NV, St. Jude Medical Inc., and Beckman Instruments. Mr. Green currently serves as Chairman of the Board of Harvard Bioscience, Inc. He holds a Bachelor of Science from the University of Missouri at Columbia, a Master of Science from the University of Southern California, and is a graduate of the Stanford University Executive Program.

          Manoocher Mansouri is President of our Optoelectronics and Manufacturing division. Mr. Mansouri joined the Company in 1982 and was named President of our Optoelectronics and Manufacturing division in June 2006. Mr. Mansouri has over 30 years of experience in the optoelectronics industry. Mr. Mansouri has served as President of our OSI Optoelectronics, Inc. subsidiary since May 2000. Mr. Mansouri holds a Bachelor of Science degree in Electrical Engineering from the University of California, Los Angeles as well as an Executive Program in management certificate from the Anderson School at the University of California, Los Angeles.

          Shawn Thompson is President of our OSI Electronics, Inc. subsidiary. Mr. Thompson brings 30 years of global experience in leading companies in the design and manufacturing of equipment that connects, protects and controls critical applications in the defense, medical, wireless and industrial markets. Mr. Thompson joined the Company in 2017 from MC Electronics where he served as President and CEO. Between 1998 and 2013, Mr. Thompson held several global leadership roles for Smiths Group PLC within in their Interconnect division as a group president and board member. Early in his career he was a principal in Transtector Systems, a leader in power and signal integrity solutions that was acquired by Smiths in 1998. Mr. Thompson attended Northwest Nazarene University and participated in Stanford's Graduate School of Business Executive Management Program.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes our compensation philosophy, objectives, and processes, including the methodology for determining executive compensation for our Named Executive Officers. For additional information, please refer to the more detailed compensation disclosures beginning with and following the "Summary Compensation Table" contained in this Proxy Statement.

Advisory Vote on Named Executive Officer Compensation

        We maintain open lines of communication with our stockholders, and senior management routinely interacts with our stockholders on a number of matters, including executive compensation, in order to better understand their opinions and to obtain their feedback. Further, the Compensation Committee considers the outcome of our annual say on pay vote when making decisions regarding our executive compensation program. At our 2017 annual meeting, approximately 98% of the votes cast on the advisory vote on the compensation of our Named Executive Officers were in favor of our executive compensation policies. Considering the level of support of our stockholders of our compensation program, our Compensation Committee determined to continue to apply the same approach with respect to compensation policies and decisions for fiscal 2018.

        At the upcoming Annual Meeting, we will again hold an annual advisory vote to approve executive compensation. We will continue to engage with our stockholders throughout the year, and the Compensation Committee will consider the results from this year's and future advisory votes on executive compensation, as well as any feedback received from stockholders.

Governance Highlights

        We are committed to having strong governance practices with respect to our compensation programs, practices and procedures. We believe that these practices reinforce our emphasis on tying executive compensation to performance. The following chart highlights some of our governance practices with respect to executive compensation:

What We Do	What We Do Not Do
Use 100% performance-based vesting with respect to corporate Named Executive Officer equity awards

Have formulaic performance-based annual incentives

Maintain a robust clawback policy

Maintain share ownership and retention guidelines for executives and directors

Conduct an annual say on pay vote

Maintain open lines of communication with stockholders	No excise tax gross-ups upon a change in control

No hedging, pledging, or speculative transactions are permitted by executives and directors

No re-pricing of underwater stock options

No stock option grants with an exercise price less than fair market value

No "single trigger" severance payments owing solely on account of the occurrence of a change in control event

Executive Compensation Summary

  Fiscal 2018 Performance

        During fiscal 2018, we (a) achieved record revenue of $1.089 billion representing 13% growth as compared to fiscal 2017; (b) delivered 21% non-GAAP earnings per share growth compared to the prior fiscal year; (c) achieved outstanding operating cash flow of $133 miilion representing 112% growth as compared to fiscal 2017; (d) had outstanding bookings resulting in a backlog of $976 million, which represents a 32% year-over-year increase; (e) strengthened our leadership team with the appointment of new presidents in our Healthcare and Security divisions; and (f) completed two strategic acquisitions in our Security division and one strategic acquisition in our Optoelectronics and Manufacturing division and signed a letter of intent for a second strategic acquisition in our Optoelectronics and Manufacturing division (which was completed in the first quarter of fiscal 2019).

        Leverage Business Infrastructure.    Even as we launched new products, entered new markets, and invested substantial amounts in R&D, we actively leveraged our business infrastructure and maintained intelligent cost management.

        Growth in Markets and Opportunities.    In fiscal 2018, we continued to expand our addressable markets through new product introductions and targeting of markets that did not previously represent a significant source of revenues. This dynamic approach has served, and we believe it will continue to serve, to sustain growth over the long term. Some of our key achievements during fiscal 2018 include the following:

  •
  Expanding presence with international customers with the launch of a checkpoint CT solution by our Security division.

  •
  Acquiring three companies and signing a letter of intent for a fourth acquisition.

  •
  Acquiring product lines and companies that not only leverage our existing operating infrastructure but also provide immediate entry into growing market segments.

  •
  Entering the sporting event security space to provide screening as a service.

        Building a Foundation for the Future.    We continue to make significant targeted investments in R&D and acquisitions. In fiscal 2018, we completed three strategic acquisitions and signed a letter of intent for a fourth strategic acquisition. We believe that these acquisitions and investments, as well as other product development programs that are currently underway, will result in enhanced business outcomes for years to come.

Role of the Compensation Committee

        Our Board appoints members to the Compensation Committee. Each member of the Compensation Committee is independent within the meaning of the rules and regulations of the SEC and the Listing Standards, as currently in effect. The Compensation Committee is responsible for establishing and approving all compensation for our Named Executive Officers, including base salaries, annual incentives, long-term equity incentive compensation, benefits and perquisites, and other compensation. The Compensation Committee may delegate certain of its responsibilities to a subcommittee, to individuals or to others.

        Compensation for each of our Named Executive Officers (other than our Chief Executive Officer) is recommended to the Compensation Committee by our Chief Executive Officer. Compensation for our Chief Executive Officer is established by the Compensation Committee on its own.

        The Compensation Committee has designed an executive compensation program that is focused on the attainment of consistent, long-term stockholder returns through (a) aligning executives' incentives with both single-year and multi-year performance, and (b) attracting and retaining executives with capabilities to lead the Company to excel in a competitive landscape. This structure is designed to emphasize pay for performance while simultaneously mitigating risk exposure.

Executive Compensation Program Elements

        The particular elements of the compensation program for our Named Executive Officers consist of both fixed compensation and variable compensation. Consistent with our pay-for-performance philosophy, we structure our compensation program such that fixed compensation is a relatively small percentage of total compensation whereas variable compensation comprises a significant percentage of total compensation. The Compensation Committee takes risk into account when establishing the compensation program and believes that the current structure appropriately balances risk and the desire to focus executives on specific annual and long-term goals while not encouraging unnecessary or excessive risk taking.

        The following is an overview of the elements of our compensation and benefits programs for fiscal 2018:

Pay Element	Description
Base Salary	Fixed cash compensation set based on the duties and scope of responsibilities of each executive officer's position and the experience the individual brings to the position.
Annual Incentives	Cash-based annual incentives that are determined formulaically based on adjusted return on equity ("AROE") metrics.

The Solutions Incentive Program allows for annual incentives in the form of shares of stock or, at our discretion, cash to be granted to Mr. Mehra based on the achievement of certain pre-established performance metrics.
Mr. Maginnis received a bonus based upon the parameters set forth in his offer letter.
Long-Term Incentives
The fiscal 2018 program with respect to the Named Executive Officers consisted of performance-based restricted stock units, which are earned based on the achievement of pre-established EBITDA-based metrics for each of the three years following grant, as well as an aggregate three-year metric. In addition, division executive Mr. Mehra received some time-based restricted stock units.
Benefits	Employee Stock Purchase Plan, medical, dental, and vision health insurance plans and life and long-term disability insurance.
Perquisites	For fiscal 2018, perquisites included car allowances for each Named Executive Officer and a housing allowance for Mr. Maginnis.
Retirement	401(k) retirement plan, which includes a Company match.
Nonqualified deferred compensation plan that permits the deferral of salary and cash incentives at executive officers' election and permits a Company match.
Nonqualified defined benefit plan, of which our CEO is the only participant.

        In fiscal 2018, fixed compensation comprised approximately 14% to 43% and variable compensation comprised approximately 57% to 86% of each Named Executive Officer's total compensation. Average variable compensation for the Named Executive Officers represented 85% of total compensation.

        Fixed Compensation.    Fixed compensation is intended to compensate our Named Executive Officers for their ongoing responsibilities and consists of base salary. Base salary is set to attract and retain executive talent. Base salaries for our Named Executive Officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each executive officer's position and the experience the individual brings to the position. Salaries are reviewed periodically, typically on an annual basis.

        The Compensation Committee takes a conservative approach with respect to base salary increases. In determining whether base salary levels for fiscal year 2018 were appropriate, the Compensation Committee considered the minimum base salary amount provided for in the Named Executive Officer's employment agreement, as well as a determination of each Named Executive Officer's responsibilities, past performance, and expected future contributions. During fiscal 2018, in order to better align their respective salaries with their overall leadership responsibilities, the Compensation Committee increased to $446,000 and $385,000, respectively, the base salaries of Mr. Edrick and Mr. Sze, each of whose base salary had not been increased since 2012, as well as increased to $424,000 the base salary of Mr. Mehra.

        Variable Compensation.    Variable compensation provides our Named Executive Officers with the opportunity for substantial rewards for achieving successful performance and contributing toward sustainable and consistent stockholder returns, and consists principally of annual incentive awards and long-term incentive compensation.

          Annual Incentive Awards.    All corporate Named Executive Officers are eligible for an annual incentive pursuant to our annual incentive program. Annual incentives under this program are designed to focus our participating Named Executive Officers on annual operating achievement and near-term success. Annual incentives are calculated based on a formula tied to AROE metrics and provide for a threshold below which no incentive will be paid and a maximum award level.

          Depending on the level of AROE achieved, corporate executives can earn from 0% to 200% of base salary as follows:

AROE	% of Base Salary Earned
Less than 10%	0%
10%	25%
11%	50%
12%	75%
13%	100%
14%	125%
15%	150%
16%	175%
17% or more	200%

          The Compensation Committee considers AROE to be an effective annual performance measure for assessing the Company's efficient use of capital and return to stockholders. The AROE targets were designed to be challenging yet achievable with significant effort and management skill and were established in order to provide the executives sufficient incentive to create long-term stockholder value while at the same time ensuring appropriate risk management. For fiscal year 2018, we achieved 16% AROE; therefore, participating Named Executive Officers earned annual incentives equal to 175% of base salary. See the "Non-equity Incentive Plan Compensation" column of the Summary Compensation Table.

          Mr. Maginnis's fiscal 2018 bonus was based upon the parameters set forth in his offer letter.

          Solutions Incentive Program.     In 2015, we established an incentive program tied to the performance of our solutions business (the "Solutions Incentive Program"). Mr. Mehra, President of the OSI Solutions Business, is the only Named Executive Officer who participates in this program. Incentives under the Solutions Incentive Program are conditioned on the achievement of certain metrics based on the operating income and bookings of our solutions business (excluding certain operations already existing at the time of the adoption of the program). The operating income and bookings metrics are believed to be challenging, but achievable with significant management effort. For fiscal year 2018, we did not achieve the bookings metric. Therefore, Mr. Mehra did not earn anything under this component of the program. Mr. Mehra was paid $1,150,000 based on the operating income performance of the solutions business.

          Long-Term Incentive Program.    In order to further promote our philosophy of pay-for-performance and furthering our objective of aligning our executive compensation with our long-term financial goals and factors that create long-term stockholder value as well as incentivizing the desired individual performance of each Named Executive Officer, we have a long-term incentive program.

          The grants to our corporate Named Executive Officers during fiscal 2018 were performance based in their entirety, and a significant portion of the grants made to our divisional Named Executive Officers were performance based. The Compensation Committee believes that this vesting structure provides an incentive for our Named Executive Officers to remain with the Company and also focus the Named Executive Officers on consistently achieving corporate performance and business objectives for the benefit of our stockholders.

          Our overall long-term incentive program is designed to retain our Named Executive Officers and to align the interests of our Named Executive Officers with the long-term interests of our stockholders, namely the achievement of sustainable, long-term stock price appreciation. All equity awards are made at fair market value on the date of grant (which is the date on which the Compensation Committee authorizes the grant). Under our equity incentive plan as in effect on the date of grant, fair market value is determined by the closing price of our Common Stock on such dates.

          With respect to performance based awards, the Compensation Committee has established a program for long-term performance based incentive grants for our Named Executive Officers. The program provides for yearly grants of equity or equity-tied incentives. Each award is 100% performance based and vests based on the achievement of certain one-, two- and three-year performance targets as well as a three-year performance target tied to objective adjusted EBITDA per share metrics. The metrics incentivize consistent, long-term growth, and were designed to be challenging, but achievable with significant effort and management skill.

          Each fiscal year, our Named Executive Officers are awarded an initial grant, which vests if a three-year adjusted EBITDA per share target is achieved. However, if actual three-year performance falls below target, shares in the initial grant would be forfeited as follows:

Actual Performance as a Percentage of Target	Result
95% to 99.9%	10% of shares or units would be forfeited
90% to 94.9%	25% of shares or units would be forfeited
85% to 89.9%	55% of shares or units would be forfeited
Below 85%	100% of shares or units would be forfeited

          Additional shares may be earned annually for each initial grant within the three-year performance period if annual targets are exceeded as follows:

Actual Performance as a Percentage of Target	Result
105% to 110%	Vested shares or units equaling 20% of initial grant would be awarded
110% to 115%	Vested shares or units equaling 30% of initial grant would be awarded
115% to 120%	Vested shares or units equaling 40% of initial grant would be awarded
Above 120%	Vested shares or units equaling 50% of initial grant would be awarded

          Our adjusted EBITDA per share for fiscal year 2018 was 171% of the fiscal 2018 adjusted EBITDA per share target of $6.00. Therefore, our executive officers earned additional shares as follows: Mr. Chopra, 92,015 shares; Mr. Edrick, 39,875 shares; Mr. Mehra, 11,963 shares; Mr. Sze, 34,507 shares; and Mr. Maginnis, 552 shares.

          In the event of a change of control, the initial grant would vest upon the change of control; to the extent actual performance has exceeded target for a full fiscal year at the time of the change of control, performance for any annual periods remaining in association with a particular grant will be assumed to exceed target by the same percentage for the purposes of awarding additional incentive shares or units in connection with the change of control.

          The Compensation Committee determines, after consultation with our Chief Executive Officer, the number of equity awards to grant to our Named Executive Officers. The grant amounts for our Chief Executive Officer are determined solely by the Compensation Committee. The Compensation

  Committee considers individual performance, including the following quantitative and qualitative factors, as well as overall corporate performance.

Qualitative Factors	Quantitative Factors

•

Quality of the management of units or functions managed by the Named Executive Officer

•

Leadership of personnel under the Named Executive Officer's management

•

Execution of strategically important projects

•

Overall effectiveness of units or functions managed by the Named Executive Officer

•

Contributions to the formulation of Company strategy and tactics

•

Contributions to stockholder value

•

Management of risk

•

Financial performance (including earnings per share and internal metrics)

•

Financial performance metrics for business units managed by the Named Executive Officer

•

Compensation surveys provided by external advisors

          For fiscal year 2018 performance share calculation purposes, our Chief Executive Officer, Chief Financial Officer, General Counsel, and President of our solutions business are measured against consolidated Company performance, and division Presidents have their performance results weighted 70% based on their respective division performance and 30% based on consolidated Company performance.

        Benefits and Perquisites.    Benefits and perquisites are designed to attract and retain key employees. Currently, our Named Executive Officers are eligible to participate in benefit plans available to all employees, including our 401(k) Plan, Employee Stock Purchase Plan, medical, dental, and vision health insurance plans and life and long-term disability insurance plans. The 401(k) Plan, Employee Stock Purchase Plan and the medical, dental and vision plans require each participant to pay a contributory amount. We have elected to pay amounts contributed to medical, dental and vision health insurance plans and life and long-term disability insurance plans on behalf of our Named Executive Officers. In addition, we maintain an executive medical reimbursement plan under which our Named Executive Officers receive reimbursement for out-of-pocket expenses not covered by their health insurance plans. Employee individual plan contributions are subject to the maximum contribution allowed by the Internal Revenue Code. We lease automobiles for or provide an auto allowance to certain of our Named Executive Officers. We also provide a housing allowance to Mr. Maginnis.

        We maintain a Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan") that is unfunded for federal tax purposes and allows certain of our Named Executive Officers and a select group of other managers or highly compensated employees (as designated by the Compensation Committee) to defer a specified percentage of certain compensation, including salary, bonuses and commissions. Distributions may be made in a lump sum (or in installments if elected in accordance with the terms of the Deferred Compensation Plan) upon termination of employment, disability, a specified withdrawal date or death. Additional information about this plan is summarized below under the heading "Nonqualified Deferred Compensation."

        We also maintain a Nonqualified Defined Benefit Plan (the "Defined Benefit Plan") that is unfunded for federal tax purposes and that constitutes an unsecured promise by the Company to make payments to participants in the future following their retirement, termination in connection with a change in control of the Company, or their death or disability. Under the terms of the Defined Benefit Plan, a committee designated by the Board may select participants from among our Named Executive Officers and a select group of managers or other highly compensated employees. Currently, Mr. Chopra is the only participant in this plan. Additional information about this plan is summarized below under the heading "Pension Benefits."

        Total Compensation Mix.    While the Compensation Committee does not apply a predetermined or mathematical weighting to determine the fixed and variable elements of compensation, the Compensation Committee believes that the elements described above provide a well-proportioned mix of equity based, at risk or performance based compensation, and retention based compensation that produces short-term and long-term incentives and rewards. We believe this compensation mix provides our Named Executive Officers a measure of security as to the minimum levels of compensation that they are eligible to receive, while motivating the Named Executive Officers to focus on the business measures that will produce a high level of corporate performance, as well as reducing the risk of recruitment of highly qualified executive talent by our competitors. The mix of annual incentives and the equity based awards likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance. We believe that this compensation mix results in a pay-for-performance orientation that is aligned with our compensation philosophy, which takes into account individual, group and Company performance.

Bases for Our Compensation Policies and Decisions

        In determining compensation awarded to our Named Executive Officers for fiscal 2018, the Compensation Committee performed a review of both overall and relative individual Named Executive Officer and corporate performance based on the qualitative and quantitative factors described in the table below. The factors considered did not have any predetermined or mathematical weighting; rather, the Compensation Committee considered the overall performance of each executive, considering the factors, and including consideration of unplanned events and issues emerging during the fiscal year. Each factor was evaluated and taken into consideration in the Compensation Committee's overall determination of each Named Executive Officer's total compensation package, including both the amount of compensation as well as allocation of such compensation between short-term and long-term components.

Qualitative Factors	Quantitative Factors

•

Furtherance of long-term goals

•

Individual performance and experience

•

Demonstration of leadership skills and ability

•

Achievement of strategic targets

•

Management of unplanned events and issues emerging during the fiscal year

• Compensation paid in prior years • Financial performance of Company/division/business unit • Peer group compensation and performance data • Compensation surveys provided by external advisors

        The Compensation Committee's review included evaluating the compensation of the Named Executive Officers in light of information regarding the compensation practices and corporate financial performance of other companies. In making its determinations, the Compensation Committee reviewed information summarizing the compensation paid at peer group companies and more broad-based compensation surveys. The companies in the fiscal 2018 peer group were developed based on similarity in size and operations within the industries in which we operate as follows:

• AAR Corp.	• Coherent, Inc.	• Esterline Technologies Corporation	• Integer Holdings Corporation	• MTS Systems Corporation	• Palo Alto Networks, Inc.
• ADTRAN, Inc.	• Comtech Telecommunications Corp.	• Fitbit, Inc.	• Invacare Corporation	• National Instruments Corporation	• VeriFone Systems, Inc.
• Astronics Corporation	• Cubic Corporation	• FLIR Systems, Inc.	• Itron, Inc.	• Natus Medical Incorporated	• VIASAT, INC.
• Calix, Inc.	• Daktronics, Inc.	• Infinera Corporation	• Masimo Corporation	• Novanta Inc.	• Viavi Solutions Inc.

        In connection with executive compensation decisions for fiscal 2018, the Compensation Committee engaged independent compensation consulting firm, Pearl Meyer. The Compensation Committee also considered broad-based surveys that reflected compensation levels and practices for executives holding comparable positions at the companies covered by the surveys and adjustments based on the cost of living in certain geographic areas. The review of the surveys further assisted the Compensation Committee in determining the appropriate level and mix of compensation for each Named Executive Officer. In connection with its review, the Compensation Committee also considered that certain Named Executive Officers were located in the high cost of living area in the geographic location of our Company headquarters.

        While the Compensation Committee did not engage in formal benchmarking with pre-established targets, the Compensation Committee reviewed our actual performance taken as a whole as well as our performance relative to our peer group and established compensation levels at the competitive level that it believed most appropriately corresponded to our comparative performance.

        For fiscal 2018, the Compensation Committee decided to increase the base salaries of Mr. Edrick, Mr. Mehra, and Mr. Sze in order to better align their respective salaries with their overall leadership responsibilities. The Compensation Committee believes that the fixed component of compensation is designed to compensate each Named Executive Officer based on the duties and scope of responsibilities of his position and the experience he brings to the position. Consistent with the Company's pay-for-performance philosophy, the variable component of compensation, in the form of annual incentives and performance-based equity grants comprised a significant portion of total compensation.

        The Compensation Committee's compensation decisions are designed to encourage performance that enhances long-term stockholder value. The Compensation Committee believes that attracting and retaining executive talent capable of achieving our long-term, strategic objectives is the best way to align executive compensation decisions with the interests of stockholders. The Compensation Committee also believes that meeting financial targets as well as near-term strategic goals demonstrates whether an executive is on track to accomplish longer-term objectives.

Minimum Equity Ownership and Retention Guidelines

        We believe that our executive officers should hold a significant amount of Company equity to link their long-term economic interests directly to those of our stockholders. Accordingly, we have established requirements that executive officers own at minimum equity of the Company valued at five times their respective annual base salaries. We believe that this multiple constitutes significant amounts for our executive officers and provides a substantial link between the interests of our executive officers and those of our stockholders. During such time that an executive officer has not attained the share ownership guideline, he is required to retain at least 50% of the shares acquired upon exercise of options or vesting of restricted stock awards or units, net of amounts required to pay taxes and exercise price. We periodically review our minimum equity ownership guidelines. As of June 30, 2018, each of our Named Executive Officers met or exceeded our minimum equity ownership guidelines with the exception of Mr. Maginnis who joined the Company in July 2017.

Clawback Policy

        We have adopted a clawback policy. The policy provides that if an accounting restatement is required due to our material non-compliance with any accounting requirements, then we will seek to recover any excess in the cash and equity incentive compensation earned by all of our executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements. Each Named Executive Officer's employment agreement also contains a clawback provision.

Policy Prohibiting the Hedging or Pledging of Company Stock

        We have adopted a policy that prohibits our executive officers and directors from entering into any transaction that is designed to hedge or offset any decrease in the market value of our Common Stock or other equity securities. We have also adopted a policy that prohibits our executive officers and directors from holding Company stock or other equity securities in margin accounts or pledging Company stock or other equity securities as collateral for a loan. As of the date of this Proxy Statement, no shares of Company stock are pledged by any Named Executive Officer or director.

Employment Agreements

        We have entered into employment agreements with Messrs. Chopra, Edrick, Mehra, and Sze and an offer letter with Mr. Maginnis. The terms of each of such agreements or arrangements are summarized below under the heading "Employment Agreements." These types of arrangements are used to retain executives and formalize the terms of the executives' employment.

Impact of Accounting and Tax on the Form of Compensation

        The Compensation Committee considers applicable tax laws, securities laws and accounting regulations in structuring and modifying its compensation arrangements and employee benefit plans. The Compensation Committee has considered the impact of generally accepted accounting principles on our use of equity based awards. The Compensation Committee also considers the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code with respect to annual compensation exceeding $1.0 million and Section 280G of the Internal Revenue Code with respect to change in control payments exceeding specified limits.

        The tax reform legislation passed in December 2017, generally referred to as The Tax Cuts and Jobs Act ("Tax Act"), substantially modifies Section 162(m) and, among other things, eliminates the "performance based" exception to the $1 million deduction limit with respect to taxable years beginning after December 31, 2017. Effective for the fiscal year beginning July 1, 2018, compensation paid to our Named Executive Officers, including our Chief Financial Officer, will be subject to the limitations on deductibility under Section 162(m), and, subject to certain statutory exceptions for equity compensation granted prior to the enactment of the Tax Act, we will not be able to deduct performance based compensation to our Named Executive Officers, including our Chief Financial Officer, who receive annual compensation in excess of $1 million.

Summary Compensation Table

        The following table sets forth the compensation for our principal executive officer, principal financial officer, and our three highest paid executive officers serving as executive officers on June 30, 2018 (the "Named Executive Officers") for the fiscal years ended June 30, 2018, 2017 and 2016:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards (1)($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)($)	All Other Compensation (5)(6)(7)($)		Total ($)
Deepak Chopra	2018	1,000,000		—	4,348,546	—	1,750,000	14,750	196,944		7,310,240
Chairman, President and	2017	1,000,000		—	4,316,792	—	1,250,000	302,189	209,498		7,078,479
Chief Executive Officer	2016	1,000,000		—	4,264,200	—	500,000	897,351	227,148		6,888,699
Alan Edrick	2018	435,846		—	1,884,671	—	780,500	—	66,288		3,167,305
Executive Vice President and	2017	402,000		—	1,870,610	—	502,500	—	57,805		2,832,915
Chief Financial Officer	2016	402,000		—	1,847,820	—	201,000	—	57,812		2,508,632
Ajay Mehra	2018	418,462		—	1,477,671	—	1,150,000	—	81,005		3,127,138
Executive Vice President of the	2017	400,000		245,000	1,433,149	—	705,000	—	75,569		2,858,718
Company and President	2016	352,000		—	554,346	—	176,000	—	82,460		1,164,806
of OSI Solutions Business
Victor S. Sze	2018	379,923		—	1,630,869	—	673,750	—	79,779		2,764,321
Executive Vice President,	2017	350,000		—	1,618,842	—	437,500	—	73,898		2,480,240
General Counsel and Secretary	2016	350,000		—	1,599,075	—	175,000	—	69,834		2,193,909
Mal Maginnis	2018	343,727	(4)	145,000	302,165	—	—	—	101,238	(4)	892,130	(4)
President of Rapiscan Systems, Inc.

(1)
Represents the aggregate grant date fair value computed in accordance with generally accepted accounting principles of awards granted during the applicable fiscal year. Stock Awards column includes performance-based awards granted at target values. For additional information on the maximum amounts that could be earned if all metrics are achieved at the highest levels, see the Grants of Plan-Based Awards Table below. See Note 8 to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended June 30, 2018 for a discussion of the assumptions used in valuation of stock options and stock awards.

(2)
Represent amounts earned under the annual incentive program or the Solutions Incentive Program, as applicable.

(3)
We initially adopted the Defined Benefit Plan, as amended, during fiscal year 2008. Mr. Chopra is currently the only participant in the Defined Benefit Plan. The amounts included in this column represent the aggregate change in the present value of the accumulated benefit from June 30, 2017 to June 30, 2018 based on actuarial assumptions and therefore do not reflect the Company's liability as of June 30, 2018 under the plan or the plan's effect on the Company's earnings in the stated period.

(4)
Certain figures were converted to United States dollars (USD) from Singapore dollars (SGD) at 1 USD to 1.3679 SGD, the June 28, 2018 exchange rate as published by Oanda.com.

(5)
Individual breakdowns of amounts set forth in "All Other Compensation" with respect to the fiscal year ended June 30, 2018 are as follows:

Name	Matching 401(k) and Nonqualified Deferred Compensation Contributions(*)($)	Car Benefit and Housing Allowance($)	Health Insurance and Medical Reimbursement Payments($)		Life and L-T Disability Insurance Payments($)		Total All Other Compensation($)
Deepak Chopra	8,100	3,300	11,263		174,281		196,944
Alan Edrick	52,065	2,850	7,002		4,371		66,288
Ajay Mehra	50,154	6,675	12,577		11,599		81,005
Victor S. Sze	46,095	12,000	11,267		10,417		79,779
Mal Maginnis	—	92,730	1,095	(4)	7,413	(4)	101,238

(*)
Company matching amounts for the 401(k) Plan and Deferred Compensation Plan are subject to vesting schedules as specified in the applicable plan documents.

(6)
Individual breakdowns of amounts set forth in "All Other Compensation" with respect to the fiscal year ended June 30, 2017 are as follows:

Name	Matching 401(k) and Nonqualified Deferred Compensation Contributions(*)($)	Car Benefit($)	Health Insurance and Medical Reimbursement Payments($)	Life and L-T Disability Insurance Payments($)	Total All Other Compensation($)
Deepak Chopra	5,200	3,300	5,761	195,237	209,498
Alan Edrick	46,405	2,850	4,421	4,129	57,805
Ajay Mehra	45,019	6,675	12,518	11,357	75,569
Victor S. Sze	41,075	12,000	10,648	10,175	73,898

(*)
Company matching amounts for the 401(k) Plan and Deferred Compensation Plan are subject to vesting schedules as specified in the applicable plan documents.
(7)
Individual breakdowns of amounts set forth in "All Other Compensation" with respect to the fiscal year ended June 30, 2016 are as follows:

Name	Matching 401(k) and Nonqualified Deferred Compensation Contributions(*)($)	Car Benefit($)	Health Insurance and Medical Reimbursement Payments($)	Life and L-T Disability Insurance Payments($)	Total All Other Compensation($)
Deepak Chopra	5,111	3,300	11,889	206,848	227,148
Alan Edrick	44,713	2,850	6,250	3,999	57,812
Ajay Mehra	39,912	6,675	24,646	11,227	82,460
Victor S. Sze	39,599	12,000	12,031	6,204	69,834

(*)
Company matching amounts for the 401(k) Plan and Deferred Compensation Plan are subject to vesting schedules as specified in the applicable plan documents.

Grants of Plan-Based Awards Table

        The following table sets forth the plan-based awards made during the fiscal year ended June 30, 2018 to each of our Named Executive Officers(8):

		Estimated Future Payouts under Non-equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units(#)
										Grant Date Fair Value of Options and Awards (5)($)
Name Position	Grant Date	Threshold ($)(6)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(2)	Maximum (#)(3)
Deepak Chopra	8/14/2017	—	—	—	—	52,960	132,400	—		4,348,546
Chairman, President and	—	—	$1,000,000	$2,000,000	—	—	—	—		—
Chief Executive Officer
Alan Edrick	8/14/2017	—	—	—	—	22,953	57,383	—		1,884,671
Executive Vice President and	—	—	$402,000	$804,000	—	—	—	—		—
Chief Financial Officer
Ajay Mehra	8/14/2017	—	—	—	—	6,886	17,215	—		565,409
Executive Vice President of the	—	—	$1,150,000	—	—	—	—	—		—
Company and President of	9/19/2017	—	—	—	—	—	—	10,588	(7)	912,262
OSI Solutions Business
Victor S. Sze	8/14/2017	—	—	—	—	19,862	49,655	—		1,630,869
Executive Vice President,	—	—	$350,000	$700,000	—	—	—	—		—
General Counsel and Secretary
Mal Maginnis	8/14/2017	—	—	—	—	3,680	9,200	—		302,165
President, Rapiscan Systems, Inc.

(1)
No amounts are shown in this column as our long-term performance program provides for the forfeiture of all shares under certain circumstances of significant underperformance, as more fully explained above in the section entitled "Long-Term Incentive Program."

(2)
Represents the baseline awards granted to the executives as more fully explained above in the section entitled "Long-Term Incentive Program."

(3)
Represents the maximum that each executive could receive if all performance metrics are achieved at the highest levels as more fully explained above in the section entitled "Long-Term Incentive Program."

(4)
Performance-based awards vest upon the attainment of certain one-, two- and three-year performance targets.

(5)
The grant date fair value of the restricted stock units was computed in accordance with generally accepted accounting principles and represents the total projected expense to the Company of grants made during the past fiscal year.

(6)
No amounts are shown in this column as our annual incentive program provides for no award under certain circumstances.

(7)
This RSU award vests over a period of three years from the date of grant.

(8)
We have omitted from this table the columns titled "All Other Option Awards: Number of Securities Underlying Options", and "Exercise or Base Price of Option Awards" because no amounts would have been included in such columns.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth the outstanding equity awards for each Named Executive Officer as of June 30, 2018(1):

									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
	Option Awards					Stock Awards		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (2)(#)	Option Exercise Price (3)($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (4)($)
Deepak Chopra	60,000		—	33.62	9/8/2021	—	—	—	—
Chairman, President and	—		—	—	—	—	—	212,525	16,434,558
Chief Executive Officer
Alan Edrick	40,000		—	12.52	1/11/2019	—	—	—	—
Executive Vice President	85,000		—	16.37	8/31/2019	—	—	—	—
and Chief Financial	40,000		—	27.12	8/10/2020	—	—	—	—
Officer	60,000		—	33.62	9/8/2021	—	—	—	—
	—		—	—	—	—	—	92,102	7,122,248
Ajay Mehra	15,000		—	16.37	8/31/2019	—	—	—	—
Executive Vice President	60,000		—	33.62	9/8/2021	—	—	—	—
of the Company and	—		—	—	—	19,138	1,479,942	27,631	2,136,705
President of OSI Solutions
Business
Victor S. Sze	5,000	(6)	—	20.92	7/27/2018	—	—	—	—
Executive Vice President,	30,000		—	12.52	1/11/2019	—	—	—	—
General Counsel and	55,000		—	16.37	8/31/2019	—	—	—	—
Secretary	27,000		—	27.12	8/10/2020	—	—	—	—
	40,000		—	33.62	9/8/2021	—	—	—	—
	—		—	—	—	—	—	79,702	6,163,356
Mal Maginnis	—		—	—	—	—	—	4,784	369,947
President, Rapiscan
Systems, Inc.

(1)
We have omitted from this table the column titled "Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options" because no amounts would have been included in such column.

(2)
Stock options vest over a period of three years from the date of grant and expire 10 years from the date of grant.

(3)
The exercise price for stock options is determined using the closing price of our Common Stock on the date of grant.

(4)
The market value of RSU awards that have not yet vested is based on the number of unvested shares of stock on June 30, 2018, multiplied by the closing price of our Common Stock on June 29, 2018 ($77.33 per share).

(5)
Performance based awards vest upon the attainment of certain one-, two- and three-year performance targets.

(6)
These options were exercised on July 13, 2018.

Option Exercises and Stock Vested Table

        The following table sets forth information regarding the exercise of options by and the vesting of restricted stock held by each of our Named Executive Officers during fiscal year ended June 30, 2018:

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)($)
Deepak Chopra	60,000	3,750,600	155,280	13,378,925
Chairman, President and Chief Executive Officer
Alan Edrick	37,000	1,669,790	62,691	5,401,457
Executive Vice President and Chief Financial Officer
Ajay Mehra	—	—	22,703	1,924,840
Executive Vice President of the Company and President of OSI Solutions Business
Victor S. Sze	—	—	50,818	4,378,479
Executive Vice President, General Counsel and Secretary
Mal Maginnis	—	—	—	—
President, Rapiscan Systems, Inc.

(1)
Represents the difference between the fair market price of our Common Stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.

(2)
Includes shares acquired from the vesting of time-based restricted stock awards and vesting of performance-based restricted stock awards based upon performance in fiscal years 2016, 2017 and 2018.

(3)
Represents the number of restricted stock awards that vested multiplied by the fair market price of our Common Stock on the date of vesting.

Pay Ratio

        Pursuant to the Dodd Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the annual total compensation of our Chief Executive Officer. The compensation for our Chief Executive Officer in fiscal year 2018 was approximately 562 times the median pay of our employees.

        Median employee total annual compensation: $13,001 (figure converted to United States dollars (USD) from Indian rupees at 1 USD to 68.96859 Indian rupees, the June 28, 2018 exchange rate as published by Oanda.com)

        CEO total annual compensation: $7,310,240

        Ratio of CEO to median employee compensation: 562 to 1

        With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the "Total" column of the Summary Compensation Table above. We identified the median employee by reviewing the fiscal year 2018 annual base pay for all individuals, excluding our Chief Executive Officer, who were employed by us on June 30, 2018. We included all employees globally without regard to location, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to compensation other than annualizing the compensation for any full-time employees that were not employed by us for all of fiscal 2018. Using this methodology, we determined that the median employee was a full-time salaried employee located in India. Approximately 60% of our employees are located in countries where the cost of living and wages are substantially lower than in the United States. Compensation rates are set to be market-competitive in the country in which the jobs are performed. Accordingly, the resulting CEO to median employee pay ratio is substantially higher than it would have been if the cost of living and wages in those countries were comparable to the United States.

        This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pension Benefits

        We maintain the Defined Benefit Plan. The Defined Benefit Plan constitutes an unsecured promise by the Company to make payments to participants upon vesting. Mr. Chopra is currently the only participant in the Defined Benefit Plan.

        Under the terms of his participation, Mr. Chopra will be entitled to a total benefit of $10 million payable over a 5-year period commencing January 1, 2024. The initial payment will be $5.25 million and the remaining payments will be in quarterly installments of $250,000. Mr. Chopra is fully vested in all benefits under the Defined Benefit Plan. In the event of Mr. Chopra's death or disability prior to December 31, 2018, he or his dependents shall be entitled to $10 million payable over 10 years commencing within 60 days following his death or disability, as applicable. In the event of Mr. Chopra's death or disability on or after December 31, 2018, he or his dependents shall receive the present value of the remaining retirement benefits payable within 60 days following his death or disability, as applicable. In the event of Mr. Chopra's Separation from Service (as defined in the Defined Benefit Plan) within 24 months following a Change in Control (as defined in the Defined Benefit Plan), Mr. Chopra shall be entitled to (i) the net present value of $6 million of his retirement benefit payable in a single lump sum within 90 days following his Separation from Service and (ii) the net present value of $4 million of his retirement benefit payable in the form of a single lump sum 90 days following the first anniversary of his Separation from Service, each subject to Section 409A of the Internal Revenue Code. In the event a Change in Control occurs after his Separation from Service during the payout of Mr. Chopra's benefits, the present value of all remaining payments shall be paid in the form of a single lump sum within 90 days following the Change in Control.

        The following table sets forth information regarding the Defined Benefit Plan for the participating Named Executive Officer during fiscal year ended June 30, 2018(1). For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, please see Note 13 to the Consolidated Financial Statements included in our Form 10-K for the year ended June 30, 2018.

Name and Principal Position	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Deepak Chopra	11	8,065,375	—
Chairman, President and Chief Executive Officer

(1)
We have omitted from this table the column titled "Plan Name" because only the Defined Benefit Plan is covered by this table.

Nonqualified Deferred Compensation

        We adopted the Deferred Compensation Plan in May 2008, as amended and restated in April 2014. Under the Deferred Compensation Plan, a select group of our management or highly compensated employees (as designated by the Compensation Committee), including certain of our Named Executive Officers, may defer a specified percentage of their salary, bonuses and commissions and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years. The Named Executive Officers may elect to defer up to 80% of their base salary and up to 100% of other types of eligible compensation. The Deferred Compensation Plan also allows us to make discretionary contributions and matching contributions on behalf of eligible participants.

        Participating Named Executive Officers receive market-based returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investment vehicles chosen by them and which are similar to the investment vehicles made available to all employees participating in the Deferred Compensation Plan. Participants may at any time change their investment allocations among the investment vehicles made available under the Deferred Compensation Plan. The rates of return for the various investment vehicles for deferred amounts in the Deferred Compensation Plan in fiscal 2018 ranged from –0.05% to 27.23%.

        Distributions to participants may be made in a lump sum (or in installments if elected in accordance with the terms of the Deferred Compensation Plan) upon termination of employment, disability, a specified withdrawal date or death.

        The following table sets forth information regarding contributions into the Deferred Compensation Plan made by or for each of the participating Named Executive Officers during the fiscal year ended June 30, 2018:

Name and Principal Position	Executive Contributions($)	Company Contributions(1)($)		Aggregate Earnings (1)(2)($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance($)
Alan Edrick	388,331	43,415	(3)	203,872	—	2,463,817
Executive Vice President and Chief Financial Officer
Ajay Mehra	41,754	41,754	(3)	157,416	—	1,633,126
Executive Vice President of the Company and President of OSI Solutions Business
Victor S. Sze	37,558	37,558	(3)	139,137	—	1,444,893
Executive Vice President, General Counsel and
Secretary

(1)
The amounts reported in the Company Contributions column are reported as compensation in the Summary Compensation Table above. The amounts reported in the Aggregate Earnings column are not reported as compensation in the Summary Compensation Table above.

(2)
Represents earnings during the fiscal year ended June 30, 2018.

(3)
Represents matching contribution. No discretionary contributions were made.

Employment Agreements

        We have entered into employment agreements with Messrs. Chopra, Edrick, Mehra, and Sze and an offer letter with Mr. Maginnis.

  Deepak Chopra's Employment Agreement

        In April 2012, we entered into our current employment agreement with Mr. Chopra, which was effective as of January 1, 2012. Mr. Chopra's employment agreement was amended effective as of July 1, 2015 and December 31, 2017. Unless the agreement is terminated earlier in accordance with its terms, the agreement has a three-year term that automatically renews on each anniversary of the effective date of the agreement for a new three year term. The employment agreement terminates on January 1 following the year in which Mr. Chopra turns 73 (the "Chopra Scheduled Retirement Date"). The agreement provides for an initial annual base salary of $1,000,000. Mr. Chopra is also eligible to receive bonus payments from the bonus pool established by us for our officers and employees and to participate in incentive compensation and other employee benefit plans established by us. Mr. Chopra is also entitled to receive the benefit award specified for him under the Defined Benefit Plan. The agreement contains certain restrictive covenants and other prohibitions that protect our proprietary and confidential information following termination and preclude Mr. Chopra during the term of the agreement and for 18 months thereafter from soliciting for hire any individual that was an executive, supervisor or manager of the Company on, or within 90 days prior to, Mr. Chopra's last date of employment with us. The agreement also contains a clawback provision whereby Mr. Chopra's incentive or performance based compensation shall be subject to reduction or repayment by reason of a correction or restatement of our financial information if and to the extent such reduction or repayment is required by any applicable law.

        Under the terms of the agreement, we may terminate Mr. Chopra's employment at any time for "cause" (as defined in the agreement), or for the following additional reasons: (i) in the event of Mr. Chopra's death; (ii) because of physical or mental incapacity or disability, failure to perform the essential functions of his position for an aggregate period of 180 days within any 12 month period; or (iii) without cause on 12 months written notice, each as further detailed in the agreement. Mr. Chopra may also terminate his employment agreement at any time upon 12 months written notice to the Company or upon three months' notice if such termination is for "good reason" (as defined in the agreement).

        In the event of the termination of Mr. Chopra's employment by us without cause, our non-renewal of Mr. Chopra's employment agreement, or termination of such employment by Mr. Chopra for good reason, Mr. Chopra shall be entitled to a single lump-sum payment equal to three times the average of Mr. Chopra's highest two years out of the prior five years of total annual compensation, including: (i) base salary; (ii) bonuses and incentive compensation excluding "special bonus programs" (as defined in the agreement); (iii) the fair value of any stock, options or other equity grants whether vested or not and (iv) the annualized value of all benefits and perquisites. Mr. Chopra would also receive the acceleration of vesting of all stock options, equity grants and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of Mr. Chopra's last date of employment and any special bonus programs) from us to Mr. Chopra and an extension of time to exercise such stock options such that Mr. Chopra's right to exercise such stock options shall continue until the first anniversary of the last day of his employment, but in no event later than the expiration date of the options.

        In the event of the termination of Mr. Chopra's employment by us without cause or by Mr. Chopra for good reason, within 90 days prior to or 12 months after a "change in control" (as defined in the agreement), then Mr. Chopra shall be entitled to the same lump sum payment described in the previous paragraph, which shall be subject to mitigation as provided in applicable Treasury Regulations. Mr. Chopra may, at his option, and in lieu of receiving the forgoing, elect to receive a lump sum payment in an amount equal to the product of 2.99 multiplied by Mr. Chopra's "base amount" (as defined in Internal Revenue Code Section 280G(b)(3)); provided that the amount of this alternative payment shall be reduced by the value of acceleration of any equity, stock options, incentive compensation or deferred compensation accelerated by reason of termination to the extent required to be included in the "base amount" pursuant to Internal Revenue Code Section 280G.

        In the event of Mr. Chopra's continued employment until the Chopra Scheduled Retirement Date (including if Mr. Chopra becomes disabled or continues performing services for the Company in a different capacity prior to the Scheduled Retirement Date and such disability or other form of services continues through the Scheduled Retirement Date), he shall be entitled to $13,500,000 payable on or within 45 days of the Chopra Scheduled Retirement Date; provided that in the event of Mr. Chopra's death or disability after January 1, 2019, such amount shall be paid within 45 days of such event.

  Alan Edrick's and Victor Sze's Employment Agreements

        For purposes of this section, Messrs. Edrick and Sze are each individually referred to as the "Executive." In April 2012, we entered into our current employment agreement with each Executive, which were effective as of January 1, 2012. Each Executive's employment agreement was amended, effective as of July 1, 2015. The terms of such agreements are substantially identical. Unless the agreement is terminated earlier in accordance with its terms, the agreement has a one year term that shall automatically be extended for successive one year periods, unless either party delivers notice of non-renewal to the other party at least 30 days prior to the end of the initial term or any renewal period then in effect. The employment agreement terminates on January 1 following the year in which the Executive turns 68. The agreements provide for an initial annual base salary of $402,000 for Mr. Edrick and $350,000 for Mr. Sze. The Executive is also eligible to receive bonus payments from the bonus pool established by us for our officers and employees and to participate in incentive compensation and other employee benefit plans established by us. The agreement contains certain restrictive covenants and other prohibitions that protect our proprietary and confidential information following termination and preclude the Executive during the term of the agreement and for 18 months thereafter from soliciting for hire any individual that was an executive, supervisor or manager of the Company on, or within 90 days prior to, the Executive's last date of employment with us. Each Executive's agreement also contains a clawback provision whereby the Executive's incentive or performance based compensation shall be subject to reduction or repayment by reason of a correction or restatement of our financial information if and to the extent such reduction or repayment is required by any applicable law.

        Under the terms of the agreement, we may terminate the Executive's employment at any time for "cause" (as defined in the agreement), or for the following additional reasons: (i) in the event of the Executive's death; (ii) because of physical or mental incapacity or disability, failure to perform the essential functions of his position for an aggregate period of 180 days within any 12 month period; or (iii) without cause on 30 days written notice, each as further detailed in the agreement. The Executive may also terminate his employment agreement for "good reason" (as defined in the agreement) or at any time on 30 days written notice.

        In the event of the termination of the Executive's employment by us without cause, our non-renewal of the Executive's employment agreement or the termination of such employment by the Executive for good reason, the Executive shall be entitled to: (i) an amount equal to 24 months' salary at the Executive's then-current base salary plus an amount equal to two times the average of the highest three annual bonuses (excluding any special bonus programs) paid by us to the Executive in the five years preceding such termination; (ii) continuation of the Executive's car usage or allowance payments for a period of six months after separation from service; (iii) an allowance of $6,000 for outplacement services; and (iv) acceleration of vesting of all stock options, equity grants and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of the Executive's last date of employment and any special bonus programs) from us to Executive as follows: (a) grants vesting over time shall be fully vested on separation from service, (b) grants vesting based on performance shall be accelerated and fully vested on separation from service without regard to whether the performance targets are met for such performance period, and (c) the time to exercise nonqualified stock options shall be extended such that Executive's right to exercise such stock options shall continue until the first anniversary of the Executive's last date of employment, but in no event later than the expiration date of the options.

        In the event of the termination of the Executive's employment by us without cause or by the Executive for good reason, within 90 days prior to or 12 months after a "change in control" (as defined in the agreement), then the Executive shall be entitled to (i) the severance payment described in the applicable paragraph above and (ii) equity, stock options and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of the Executive's last date of employment and any special bonus programs) granted by us to Executive, whether time vested or performance vested, shall, to the extent unvested, immediately vest, and such stock options shall remain exercisable by Executive for no less than 12 months after the date of such separation from service. Under such circumstances, the Executive may, at his option, and in lieu of receiving the forgoing amounts, elect to receive a lump sum payment in an amount equal to the product of 2.99 multiplied by the Executive's "base amount" (as defined in Internal Revenue Code Section 280G(b)(3) excluding payments under any special bonus programs); provided that the amount of this alternative payment shall be reduced by the value of acceleration of any equity, stock options, incentive compensation or deferred compensation accelerated by reason of termination to the extent required to be included in the "base amount" pursuant to Internal Revenue Code Section 280G.

  Ajay Mehra's Employment Agreement

        In April 2012, we entered into our current employment agreement with Mr. Mehra, which was effective as of January 1, 2012. Mr. Mehra's employment agreement was amended, effective as of

May 1, 2015. Unless the agreement is terminated earlier in accordance with its terms, the agreement has a one year term that shall automatically be extended for successive one year periods, unless either party delivers notice of non-renewal to the other party at least 30 days prior to the end of the initial term or any renewal period then in effect. The employment agreement terminates on January 1 following the year in which Mr. Mehra turns 68. The agreement provides for an initial annual base salary of $352,000, which shall increase to $402,000 per year upon achievement of certain pre-established operating income metrics for the OSI Solutions Business. Mr. Mehra is also eligible to receive bonus payments from the bonus pool established by us for our officers and employees and to participate in incentive compensation and other employee benefit plans established by us. The agreement contains certain restrictive covenants and other prohibitions that protect our proprietary and confidential information following termination and preclude Mr. Mehra during the term of the agreement and for 18 months thereafter from soliciting for hire any individual that was an executive, supervisor or manager of the Company on, or within 90 days prior to, Mr. Mehra's last date of employment with us. Mr. Mehra's agreement also contains a clawback provision whereby Mr. Mehra's incentive or performance based compensation shall be subject to reduction or repayment by reason of a correction or restatement of our financial information if and to the extent such reduction or repayment is required by any applicable law.

        Under the terms of the agreement, we may terminate Mr. Mehra's employment at any time for "cause" (as defined in the agreement), or for the following additional reasons: (i) in the event of Mr. Mehra's death; (ii) because of physical or mental incapacity or disability, failure to perform the essential functions of his position for an aggregate period of 180 days within any 12 month period; or (iii) without cause on 30 days written notice, each as further detailed in the agreement. Mr. Mehra may also terminate his employment agreement for "good reason" (as defined in the agreement) or at any time on 30 days written notice.

        In the event of the termination of Mr. Mehra's employment by us without cause, the Company's non-renewal of Mr. Mehra's employment agreement or the termination of such employment by Mr. Mehra for good reason, he shall be entitled to: (i) an amount equal to two times his total cash compensation (defined as base salary and annual discretionary bonus earned during the 12 calendar months immediately preceding termination plus the cash equivalent of any awards under the Solutions Incentive Program earned during the six calendar months immediately preceding a termination occurring in 2017, annualized, or during the 12 calendar months immediately preceding a termination occurring in 2018 or thereafter), (ii) continuation of Mr. Mehra's car usage or allowance payments for a period of six months after separation from service; (iii) an allowance of $6,000 for outplacement services; and (iv) acceleration of vesting of all stock options, equity grants and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of Mr. Mehra's last date of employment and any special bonus programs) from us to Mr. Mehra as follows: (a) grants vesting over time shall be fully vested on separation from service, (b) grants vesting based on performance shall be accelerated and fully vested on separation from service without regard to whether the performance targets are met for such performance period, and (c) the time to exercise nonqualified stock options shall be extended such that Mr. Mehra's right to exercise such stock options shall continue until the first anniversary of his last date of employment, but in no event later than the expiration date of the options.

        In the event of the termination of Mr. Mehra's employment by us without cause or by Mr. Mehra for good reason, within 90 days prior to or 12 months after a "change in control" (as defined in the agreement), then Mr. Mehra shall be entitled to (i) the severance payment described in the applicable paragraph above and (ii) equity, stock options and other incentive compensation awards (excluding any cash bonus attributable to performance in fiscal years that are not complete as of Mr. Mehra's last date of employment and any special bonus programs) granted by us to Mr. Mehra, whether time vested or performance vested, shall, to the extent unvested, immediately vest, and such stock options shall remain exercisable by Mr. Mehra for no less than 12 months after the date of such separation from service (the "Change in Control Payment"). Under such circumstances (i) if the change in control occurs on or before

December 31, 2016, Mr. Mehra may, at his option, and in lieu of receiving the forgoing amounts, elect to receive a lump sum payment in an amount equal to the product of 2.99 multiplied by Mr. Mehra's "base amount" (as defined in Internal Revenue Code Section 280G(b)(3) excluding payments under any special bonus programs); provided that the amount of this alternative payment shall be reduced by the value of acceleration of any equity, stock options, incentive compensation or deferred compensation accelerated by reason of termination to the extent required to be included in the "base amount" pursuant to Internal Revenue Code Section 280G (the "Alternative Payment"); and (ii) if the change in control occurs after December 31, 2016, Mr. Mehra shall receive the lesser of the Change in Control Payment or the Alternative Payment.

  Mal Maginnis's Offer Letter

        On July 3, 2017, we entered into an offer letter with Mal Maginnis. The letter provides for an initial annual base salary of SGD 470,184. Mr. Maginnis is also eligible to receive bonus payments from the bonus pool established by us for our officers and employees and to participate in incentive compensation and other employee benefit plans established by us.

        In the event of the termination of Mr. Maginnis's employment other than for "cause" (as defined in the offer letter) or Mr. Maginnis's voluntary resignation, Mr. Maginnis is entitled to: (i) an amount equal to six months of base salary, (ii) an amount equal to 50% of Mr. Maginnis's prior year bonus award, and (iii) acceleration of vesting of Mr. Maginnis's initial performance-based restricted stock unit award on a pro rata basis based on the number of months worked to the extent that our Security division has met its financial targets for the preceding year.

Potential Payment upon Termination of Employment or Change in Control

        The following tables reflect the breakdown of potential payments and benefits upon termination or a change in control required under the Named Executive Officers' current employment agreements or offer letter, as applicable. The tables therefore assume that the terms of the employment agreement or offer letter to which each Named Executive Officer is currently subject had been in effect on June 30, 2018, and that employment terminated on such date. The tables also assume that the price of our Common Stock, on which certain calculations in the following tables are made, was the closing price of our Common Stock on June 29, 2018, the last business day of the fiscal year ($77.33).

        Please also note that regardless of the manner in which a Named Executive Officer's employment terminates, the officer is entitled to receive amounts earned during the term of employment. These amounts, which are not included in the following tables, include: (i) regular salary accrued as of the final date of employment; (ii) bonuses accrued as of the final date of employment; (iii) vacation and paid time off accrued as of the final date of employment; (iv) business expense reimbursements not yet paid as of the final date of employment; and (v) amounts contributed under our qualified and nonqualified deferred compensation plans.

        All disclosed amounts in the following tables are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which amounts would only be known at the time that they become eligible for such payments.

        Subject to the foregoing, the following table reflects the breakdown of potential payments and benefits upon termination or a change in control required under Mr. Chopra's current employment agreement.

Name and Principal Position	Reason for Termination	Salary($)	Bonus($)	Equity Grants($)	Accelerated Vesting of Stock Awards($)	All Other Compensation($)	Total($)
Deepak Chopra(1)	Good Reason or	3,000,000	4,500,000	12,998,006	14,231,040	695,361	35,424,407
Chairman, President and Chief Executive Officer	Without Cause
	Good Reason or Without Cause in Connection with a Change in Control(2)	3,000,000	4,500,000	12,998,006	21,074,358	695,361	42,267,725

(1)
In addition to the amounts indicated in this table, Mr. Chopra would also become entitled to certain payments under the Defined Benefit Plan in accordance with the terms of such plan. Additional information about this plan is summarized above under the heading "Pension Benefits."

(2)
Under the terms of his employment agreement, in lieu of the total compensation to which Mr. Chopra would be entitled in the event that he terminates his employment for good reason or the Company terminates his employment without cause following a change in control, Mr. Chopra may instead elect to receive an alternate payment amount based on a calculation method described in his employment agreement.

        Also subject to the foregoing, the following table reflects the breakdown of potential payments and benefits upon termination or a change in control required under the respective current employment agreements or offer letter, as applicable, of Messrs. Edrick, Mehra, Sze and Maginnis.

Name and Principal Position	Reason for Termination	Salary($)	Bonus($)	Accelerated Vesting of Stock Awards($)	Car Allowance	Outplacement Services	Total($)
Alan Edrick	Good Reason or Without Cause	892,000	1,055,333	6,167,068	6,000	6,000	8,126,401
Executive Vice President and Chief Financial Officer	Good Reason or Without Cause in Connection with a Change in Control(1)	892,000	1,055,333	9,132,789	6,000	6,000	11,092,122
Ajay Mehra	Good Reason or Without Cause	848,000	1,517,333	3,314,596	6,000	6,000	5,691,929
Executive Vice President of the Company and President of OSI Solutions Business	Good Reason or Without Cause in Connection with a Change in Control(1)	848,000	1,517,333	4,204,316	6,000	6,000	6,581,649
Victor S. Sze	Good Reason or Without Cause	770,000	930,833	5,336,853	6,000	6,000	7,049,686
Executive Vice President, General Counsel and Secretary	Good Reason or Without Cause in Connection with a Change in Control(1)	770,000	930,833	7,903,281	6,000	6,000	9,616,114
Mal Maginnis	Without Cause	343,727	72,500	—	—	—	416,227
President of Rapiscan Systems, Inc.

(1)
Under the terms of their employment agreements, in lieu of the total compensation to which the Named Executive Officer would be entitled in the event that he terminates his employment for good reason or the Company terminates his employment without cause following a change in control, the Named Executive Officer may instead elect to receive an alternate payment amount based on a calculation method described in his employment agreement.

Director Compensation

        Messrs. Chopra and Mehra receive no compensation for their service as directors of the Company.

        During the fiscal year ended June 30, 2018, each non-employee director that served as a director for the full fiscal year received $60,000 and an RSU grant that valued at $150,000, and the lead independent director received an additional retainer of $20,000 and an additional RSU grant valued at $30,000. Each member of the Audit Committee received $3,000 for each Audit Committee meeting attended. In addition, the Chairman of the Audit Committee also received $30,000 and an RSU grant valued at $35,000. Each member of the Compensation Committee received $3,000 for each Compensation Committee meeting attended. In addition, the Chairman of the Compensation Committee also received $30,000 and an RSU grant valued at $35,000. Each member of the Nominating and Governance Committee received $3,000 for each Nominating and Governance Committee meeting attended. In addition, the Chairman of the Nominating and Governance Committee also received $15,000 and an RSU grant valued at $25,000. Each member of the Technology Committee received $5,000 for each Technology Committee meeting attended. In addition, the Chairman of the Technology Committee also received $15,000 and an RSU grant valued at $30,000. Each member of the Risk Management Committee received $15,000 and an RSU grant valued at $25,000. All RSU awards granted to members of the Board of Directors and its committees vest annually over a period of four years from the date of grant. The directors also are reimbursed for expenses incurred in connection with the performance of their services as directors.

        The following table provides compensation information for the fiscal year ended June 30, 2018 for each non-employee member of our Board of Directors(1):

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2)($)	Option Awards (2)($)	Total ($)
Steven C. Good	212,000	232,458	—	444,458
Meyer Luskin	192,000	203,401	—	395,401
William F. Ballhaus	185,000	198,584	—	383,584
James B. Hawkins	131,000	169,527	—	300,527
Gerald Chizever	116,000	169,527	—	285,527

(1)
We have omitted from this table the columns titled "Non-Equity Incentive Plan Compensation," "Change in Pension Value and Nonqualified Deferred Compensation Earnings" and "All Other Compensation" because no amounts would have been included in such columns.

(2)
Amounts are calculated utilizing the accounting guidance related to stock-based compensation under accounting principles generally accepted in the United States. See Note 8 to the Consolidated Financial Statements included in our Form 10-K for the year ended June 30, 2018 for a discussion of the assumptions used in valuation of stock awards. For the fiscal year ended June 30, 2018, 2,944 RSUs were granted to Mr. Good; 2,576 RSUs were granted to Mr. Luskin; 2,515 RSUs were granted to Dr. Ballhaus; 2,147 RSUs were granted to Mr. Hawkins; and 2,147 RSUs were granted to Mr. Chizever, all with a fair value of $78.96. As of June 30, 2018, Mr. Good had 10,744 unvested stock awards outstanding; Mr. Luskin had 10,376 unvested stock awards outstanding; Dr. Ballhaus had 7,865 unvested stock awards outstanding; Mr. Hawkins had 4,387 unvested stock awards outstanding; and Mr. Chizever had 3,610 unvested stock awards outstanding.

Director Share Ownership Requirements

        We believe that our directors should hold a significant amount of Company equity to link their long-term economic interests directly to those of our stockholders. Accordingly, we have established requirements that our directors own at minimum equity of the Company valued at five times their annual retainers. We believe that this multiple constitutes significant amounts for our directors and provides a substantial link between the interests of our directors and those of our stockholders. During such time that a director has not attained the share ownership guideline, he is required to retain at least 50% of the shares acquired upon exercise of options or vesting of restricted stock or unit awards, net of amounts required to pay taxes and exercise price. We periodically review our minimum equity ownership guidelines. As of June 30, 2018, each of our directors met or exceeded our minimum equity ownership guidelines, with the exception of Mr. Hawkins who was elected as a director in December 2015.

Certain Relationships and Related Transactions

        In 1994, we, together with Electronics Corporation of India Limited ("ECIL"), an unaffiliated Indian company, formed ECIL-Rapiscan Security Products Limited, a joint venture under the laws of India ("ECIL Rapiscan"). We own a 36% interest in the joint venture, Mr. Chopra owns a 10.5% interest and Mr. Mehra owns a 4.5% interest. The remaining interest in the joint venture is owned by ECIL. We sell security and inspection kits to ECIL at a price no less favorable to us than the price we charge unaffiliated third parties for such products. To date, our portion of the earnings of ECIL Rapiscan has been immaterial to our financial results and results of operations.

        Mohinder Chopra, who is the brother of Deepak Chopra, our Chief Executive Officer, is our Senior Vice President/General Manager India. His total compensation for fiscal year 2018 was valued at approximately $337,000.

        Gerald Chizever, a member of our Board, is a partner at Loeb & Loeb LLP. Loeb & Loeb advises the Company in various matters from time to time. The fees paid by the Company to Loeb & Loeb in each of the past three fiscal years were significantly below the applicable threshold outlined in The NASDAQ Stock Market guidelines for determining director independence. Our Board carefully reviewed the nature of our engagement of Loeb & Loeb and the services rendered, including the expertise and relevant experience of the firm, the firm's and specific partners' knowledge of our Company and our business and past legal engagements, and the fees paid in such engagements, and determined that Mr. Chizever is independent under the standards of The NASDAQ Stock Market.

        The Audit Committee of the Board reviews proposed transactions in which the Company and any person who is a member of the Board, a nominee to become a member of the Board, an executive officer of the Company, a holder of more than five percent of our voting securities, or any immediate family member of any of the foregoing would have a direct or indirect material interest in the transaction and the amount involved, when added together with the amounts of all other transactions with that related person for that fiscal year, exceeds $75,000. The review involves an evaluation, without participation by any member of the Audit Committee with a direct or indirect material interest in the transaction, of whether the transaction would be on terms at least as favorable to us as those that could have been obtained from unaffiliated third parties. This policy is supported by the Charter of the Audit Committee of the Board.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

COMPENSATION COMMITTEE
Meyer Luskin Steven C. Good William F. Ballhaus

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the amount of shares of the Company beneficially owned as of October 17, 2018, unless otherwise indicated, by each person known by us to own beneficially more than 5% of the outstanding shares of our outstanding Common Stock. As of October 17, 2018, 18,153,122 shares of our Common Stock were issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class of Common Stock
BlackRock, Inc.(2)	2,241,995	12.4%
The Vanguard Group, Inc.(3)	1,838,601	10.1%
EARNEST Partners, LLC(4)	1,140,704	6.3%
Janus Henderson Group Plc(5)	1,103,015	6.1%
Dimensional Fund Advisors LP(6)	1,079,164	5.9%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after October 17, 2018, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
Represents the number of shares of Common Stock beneficially owned as of December 31, 2017, as reported on Schedule 13G/A filed on February 8, 2018 with the SEC by BlackRock, Inc. Such report indicates sole voting power over 2,202,839 shares and sole dispositive power over 2,241,995 shares. The address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055.

(3)
Represents the number of shares of Common Stock beneficially owned as of May 31, 2018, as reported on Schedule 13G/A filed on June 11, 2018 with the SEC. Such report indicates sole voting power over 33,666 shares, shared voting power over 2,660 shares, sole dispositive power over 1,803,715 shares, and shared dispositive power over 34,886 shares. The address of The Vanguard Group, Inc. is PO Box 2600 V26, Valley Forge, PA 19482.

(4)
Represents the number of shares of Common Stock beneficially owned as of December 31, 2017, as reported on Schedule 13G/A filed on February 14, 2018 with the SEC. Such report indicates sole voting power over 223,148 shares, shared voting power over 70,596 shares, and sole dispositive power over 1,140,704 shares. The address of EARNEST Partners, LLC is 1180 Peachtree Street, NE, Suite 2300, Atlanta, GA 30309.

(5)
Represents the number of shares of Common Stock beneficially owned as of December 31, 2017, as reported on Schedule 13G filed on February 13, 2018 with the SEC. Such report indicates shared voting power and shared dispositive power over 1,103,015 shares. The address of Janus Henderson Group Plc is 201 Bishopsgate, London X0 EC2M 3AE.

(6)
Represents the number of shares of Common Stock beneficially owned as of December 31, 2017, as reported on Schedule 13G/A filed on February 9, 2018 with the SEC. Such report indicates sole voting power over 1,025,624 shares and sole dispositive power over 1,079,164 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

        The following table sets forth the amount of shares of the Company beneficially owned as of October 17, 2018, unless otherwise indicated, by each of our directors, each Named Executive Officer, and all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class of Common Stock
Deepak Chopra(3)	584,974	3.2%
Alan Edrick(4)	383,442	2.1%
Ajay Mehra(5)	165,739	*
Victor S. Sze(6)	313,178	1.7%
Mal Maginnis(7)	552	*
Meyer Luskin(8)	32,890	*
Steven C. Good(9)	16,961	*
William F. Ballhaus(10)	18,448	*
James B. Hawkins(11)	2,326	*
Gerald Chizever(12)	6,023	*
All directors and executive officers as a group (13 persons)	1,604,721	8.6%

*
Represents less than 1.0% of the outstanding shares of our Common Stock.

(1)
The address of each stockholder is c/o OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after October 17, 2018, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. No shares are pledged as security.

(3)
Mr. Chopra is our Chairman of the Board of Directors, Chief Executive Officer and President. Includes 35,000 shares owned by The Deepika Chopra Trust UDT, dated July 17, 1987, and 17,000 shares owned by The Chandini Chopra Trust UDT, dated July 17, 1987. Deepak Chopra is the co-trustee of both irrevocable trusts. In addition, includes 460,874 shares held jointly by Mr. Chopra and his wife, Nandini Chopra, and 10,000 shares held in the Nandini SLAT Trust. Includes 60,000 shares issuable pursuant to options which were granted on September 9, 2011.

(4)
Mr. Edrick is our Executive Vice President and Chief Financial Officer. Includes 225,000 shares issuable pursuant to options which were granted between January 12, 2009 and September 9, 2011.

(5)
Mr. Mehra is our Executive Vice President and President of OSI Solutions Business and a Director. Includes 75,000 shares issuable pursuant to options which were granted between September 1, 2009 and September 9, 2011.

(6)
Mr. Sze is our Executive Vice President, General Counsel and Secretary. Includes 45,136 shares held by the Victor So-Mein Sze & Angela Hsin-Chi Hsu Co-ttee Sze Trust U/T/A DTD 11/25/2014. Includes 152,000 shares issuable pursuant to options which were granted between January 12, 2009 and September 9, 2011.

(7)
Mr. Maginnis is the President of our Rapiscan Systems, Inc. subsidiary.

(8)
Mr. Luskin is a Director. Includes 32,890 shares held by The Meyer and Doreen Luskin Family Trust.

(9)
Mr. Good is a Director. Includes 3,500 shares held in the Steve Good IRA account.

(10)
Dr. Ballhaus is a Director. Includes 18,448 shares held in the Ballhaus Trust U/A 01/25/02 Dr. William Ballhaus Jr. and Jane K. Ballhaus Trustees.

(11)
Mr. Hawkins is a Director.

(12)
Mr. Chizever is a Director. Includes 6,023 shares held by The G & C Chizever Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the executive officers and directors and persons who beneficially own more than 10% of a class of securities registered under Section 12(b) the Exchange Act to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file. None of our directors or executive officers owns more than 10% of our securities. Based solely upon our review of such forms furnished to us during the fiscal year ended June 30, 2018, and written representations from certain reporting persons, we believe that our executive officers and directors have complied with the requirements imposed on them by Section 16(a) of the Exchange Act, with the exception of one untimely Form 4 filing by Mr. Mehra related to a transaction in 2012 that was inadvertently not previously reported.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information concerning the our equity compensation plans as of June 30, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	677,525	$32.80	2,278,658	(2)(3)(4)
Equity compensation plans not approved by security holders	—	N/A	—

Total	677,525	$32.80	2,278,658

(1)
Includes shares of our Common Stock issuable upon exercise of options under the 2006 Equity Participation Plan and 2012 Incentive Award Plan.

(2)
These shares are available for future issuance under our Amended and Restated 2012 Incentive Award Plan, which was approved by our shareholders on December 11, 2017.

(3)
Awards of restricted stock, restricted stock units or other awards that convey the full value of the shares subject to the award are counted as 1.87 shares for every one award granted.

(4)
Shares subject to awards outstanding under the 2006 Equity Participation Plan that terminate, expire or lapse for any reason also become available for future issuance under our Amended and Restated 2012 Incentive Award Plan.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        The following table represents fees charged for professional audit services rendered by Moss Adams for the audit of our annual financial statements for the years ended June 30, 2017 and 2018 and fees billed by Moss Adams for other services during those years (in thousands):

	FY 2017	FY 2018
Audit Fees	$1,404	$1,503
Audit-Related Fees	$160	$36
Tax Fees	—	—
All Other Fees	—	—

Total	$1,564	$1,539

        "Audit Fees" consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and the review of our interim consolidated financial statements included in quarterly reports and services that are normally provided by Moss Adams in connection with statutory and regulatory filings or engagements.

        The term "Audit-Related Fees" means fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements other than audit fees. This includes research and analysis on accounting matters performed in conjunction with the audit and professional services for the audit of the financial statements of our 401(k) plan.

        The term "Tax Fees" means fees billed for professional services rendered for tax advice, planning and compliance (domestic and international).

        The term "All Other Fees" means fees billed for products and services other than for the services described above.

Audit Committee's Pre-Approval Policy

        The Audit Committee pre-approves all audit, audit-related and tax services (other than prohibited non-audit services) to be provided by the independent public accountants. The Audit Committee has delegated to its Chairman the authority to pre-approve all other services to be provided by the independent public accountants, up to an aggregate of $50,000 each fiscal year. The Chairman reports each such pre-approval decision to the full Audit Committee at its next scheduled meeting.

Independence

        The Audit Committee has considered whether Moss Adams' provision of services other than its audit of the Company's annual financial statement and its review of the Company's quarterly financial statements is compatible with maintaining such independent public accountant's independence and has determined that it is compatible.

REPORT OF AUDIT COMMITTEE

        During the fiscal year ended June 30, 2018, the Audit Committee was composed of four non-employee directors, namely, Steven C. Good, Meyer Luskin, William F. Ballhaus, and James B. Hawkins. All members of the Audit Committee meet the independence and experience requirements of the SEC and Listing Standards. Our Board has determined that Mr. Good qualifies as an "Audit Committee Financial Expert" as this term has been defined under the rules and regulations of the SEC. To date, no determination has been made as to whether the other members of the Audit Committee qualify as Audit Committee Financial Experts. The Audit Committee met four times during the fiscal year ended June 30, 2018.

        At each of its meetings, the Audit Committee met with the senior members of our financial management team and the independent public accountants. The Audit Committee's agenda is established by the Audit Committee's Chairman and our Chief Financial Officer. During the year, the Audit Committee had private sessions with our independent public accountants at which open discussions of financial management, accounting and internal control issues took place.

        The Audit Committee recommended to the Board the engagement of Moss Adams as our independent public accountants. The Audit Committee reviewed with our financial managers and the independent public accountants overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of our internal control, and the quality of our financial reporting.

        The Audit Committee has reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations that our audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the independent public accountants their general preference for conservative policies when a range of accounting options is available.

        The Audit Committee believes that by thus focusing its discussions with the independent public accountants, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

        The Audit Committee also discussed with the independent public accountants all other matters required to be discussed by the independent public accountants with the Audit Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee received and discussed with the independent public accountants their annual written report on their independence from our Company and our management, which is made under PCAOB Ethics and Independence Rule 3526 (Communicating with Audit Committee Concerning Independence), and considered with the independent public accountants whether the provision of services provided by them to our Company during the fiscal year ended June 30, 2018 was compatible with the independent public accountants' independence.

        Finally, the Audit Committee reviewed and discussed with management and the independent public accountants the evaluation of our internal control and the audit of management's report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.

        In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our SEC reports prior to filing and all quarterly earnings announcements in advance of their issuance with management and representatives of the independent public accountants. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, including evaluating the effectiveness of disclosure controls and procedures, and evaluating the effectiveness of internal control over financial reporting, and of the independent public accountants, who, in their report, express an opinion on the conformity of our annual financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management's assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

        In reliance on these reviews and discussions, and the report of the independent public accountants, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, for filing with the SEC.

AUDIT COMMITTEE
Steven C. Good Meyer Luskin William F. Ballhaus James Hawkins

 CODE OF ETHICS AND CONDUCT

        We have adopted a Code of Ethics and Conduct, which applies to all of our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer), and employees. A copy of the Code of Ethics and Conduct is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on May 23, 2016. A copy of the Code of Ethics and Conduct may also be obtained, without charge, under the Investor Relations section of our website – http://www.osi-systems.com – or by written request addressed to the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250. We intend to disclose any changes in or waivers from this Code of Ethics and Conduct on the same website or by filing with the SEC a Current Report on Form 8-K, in each case if such disclosure is required by the rules of the SEC or Nasdaq.

ANNUAL MEETING ATTENDANCE

        We have adopted a formal policy with regard to directors' attendance at annual meetings of stockholders. All members of our Board are strongly encouraged to prepare for, attend and participate in all annual meetings of stockholders. All of our directors attended last year's annual meeting of stockholders in person.

STOCKHOLDER COMMUNICATIONS

        Stockholders interested in communicating directly with the Board, or specified individual directors, may do so by writing our Secretary at the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250. Our Secretary will review all such correspondence and will regularly forward to the Board copies of all such correspondence that, in the opinion of our Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received that is addressed to members of the Board and request copies of such correspondence. Concerns relating to accounting, internal control or auditing matters will immediately be brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report on Form 10-K as filed with the SEC is available, without charge, under the Investor Relations section of our website – http://www.osi-systems.com – or by written request addressed to: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250 or by calling telephone number (310) 978-0516.

        In certain cases only one Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. We undertake to deliver promptly upon written or oral request a separate copy of the Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials, as applicable, to a stockholder at a shared address to which a single copy of such documents was delivered. Such request should also be directed to our Secretary at the address or telephone number indicated in the previous paragraph. In addition, stockholders sharing an address can request delivery of a single copy of Annual Reports, Proxy Statements or Notices of Internet Availability of Proxy Materials if they are receiving multiple copies of Annual Reports, Proxy Statements or Notices of Internet Availability of Proxy Materials by directing such request to the same mailing address.

 STOCKHOLDER PROPOSALS

        In the event that a stockholder desires to have a proposal included in our proxy statement and form of proxy used in connection with our next annual meeting of stockholders, the proposal must be delivered in writing to our Secretary and comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. Under such rule, the deadline for delivering any such proposal to us would be June 21, 2019, which is 120 days prior to the one-year anniversary of the date of this Proxy Statement.

        Our Bylaws provide that if a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the next annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, the stockholder must deliver a notice of such proposal to us no more than 120 days and no less than 90 days prior to December 10, 2019, provided, however, that if the date of the next annual meeting of stockholders is more than 30 days before or more than 60 days after December 10, 2019, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to the date of such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. The notice must comply with the requirements set forth in our Bylaws and should be directed to the Company c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.

INCORPORATION BY REFERENCE

        Notwithstanding anything to the contrary set forth in any of the previous filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Compensation Committee Report and the Report of Audit Committee will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such report by reference therein. In addition, information on our website, other than this Proxy Statement and the enclosed Proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

OTHER BUSINESS

        We do not know of any other business to be presented at the Annual Meeting and do not intend to bring any other matters before such meeting. If any other matters properly do come before the Annual Meeting, however, the persons named in the accompanying Proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

By Order of the Board of Directors,

Victor S. Sze Secretary
Hawthorne, California October 19, 2018

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. OSI Systems, Inc. c/o Broadridge Corporate Issuer Solutions P O Box 1342 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Brentwood, NY 11717 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Deepak Chopra 06 James B. Hawkins 02 Ajay Mehra 07 Gerald Chizever 03 Steven C. Good 04 Meyer Luskin 05 William F. Ballhaus The Board of Directors recommends you vote FOR proposals 2 and 3. 2Ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2019. 3Advisory vote on the Company's executive compensation for the fiscal year ended June 30, 2018. For 0 0 Against 0 0 Abstain 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000390048_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap are available at www.proxyvote.com OSI SYSTEMS, INC. Annual Meeting of Stockholders December 10, 2018 10:00 A.M. This proxy is solicited by the Board of Directors The undersigned appoints each of Deepak Chopra and Ajay Mehra with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the stockholders' annual meeting of OSI Systems, Inc., a Delaware corporation and at any adjournments. The meeting will be held in Hawthorne, California on December 10, 2018 at 10:00 A.M., Pacific Time. My voting instructions are on the reverse side of this proxy. I revoke any proxy previously given. This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named "FOR" proposals 1, 2 and 3 and in their discretion on any other matters properly brought to a stockholder vote at the meeting. If the undersigned holds OSI Systems, Inc. shares in the OSI Systems, Inc. 401(k) Plan, this proxy constitutes voting instructions for any shares so held. Continued and to be signed on reverse side 0000390048_2 R1.0.1.17